As filed with the Securities and Exchange Commission on November 21, 2005
Registration No. 333-125282

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	38-2144267
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1411 Third Street, Suite A
Port Huron, Michigan 48060
(810) 987-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter F. Clark
Senior Vice President and General Counsel
SEMCO Energy, Inc.
2301 West Big Beaver Road, Suite 212
Troy, Michigan 48084
(248) 458-6152
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Terry C. Bridges
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216
(404) 885-3163

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The purpose of this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 of SEMCO Energy, Inc. (Registration No. 333-25282) is to (i) update the prospectus to include updated discussion in “Risk Factors” and (ii) amend the table under the caption “Selling Securityholders” in the prospectus to add the names of the selling securityholders who have recently requested inclusion in the prospectus and to update selling securityholder information.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
Registration Statement No. 333-125282
PROSPECTUS
Subject to Completion, Dated November 21, 2005
350,000 Shares
SEMCO Energy, Inc.
5.00% Series B Convertible Cumulative Preferred Stock
and the Shares of Common Stock Issuable
Upon Conversion of the Preferred Stock

        This prospectus relates to the offering for resale by selling securityholders of our 5.00% Series B Convertible Cumulative Preferred Stock and the shares of common stock issuable upon conversion of the preferred stock. On March 15, 2005, we issued 325,000 shares of our preferred stock in a private placement in reliance on an exemption from registration under the Securities Act of 1933. Subsequently, on March 18, 2005, the initial purchasers of the preferred stock exercised their option to purchase an additional 25,000 shares of the preferred stock, which we issued on March 22, 2005. This prospectus will be used by selling securityholders to resell their shares of the preferred stock and the shares of our common stock issuable upon conversion of their shares of preferred stock. The selling securityholders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the sale of these securities by the selling securityholders.
      When, as, and if declared by our board of directors out of legally available funds, we will pay dividends on the preferred stock quarterly in cash, in arrears, on each February 15, May 15, August 15 and November 15, beginning May 15, 2005. The preferred stock is convertible at the holder’s option at any time at an initial conversion rate of 26.1438 shares of our common stock per $200 liquidation preference, which represents a conversion price of approximately $7.65 per share of common stock, subject to adjustment as described in this prospectus. In the event of a fundamental change that occurs before February 20, 2010, we will pay a make-whole premium on preferred stock converted in connection therewith, as described in this prospectus.
      We may redeem the preferred stock for cash after February 20, 2010 at an initial redemption price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends (including additional dividends due to a registration default, if any) to the date of redemption. The preferred stock is mandatorily redeemable for cash on February 20, 2015 at a redemption price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends (including additional dividends due to a registration default, if any) to the date of redemption.
      The preferred stock is eligible for trading in The Portalsm Market, a subsidiary of The Nasdaq Stock Market, Inc. The shares of preferred stock sold using this prospectus, however, will no longer be eligible for trading on PORTAL. The preferred stock is not listed on any securities exchange or included in any automated quotation system and we do not intend to apply for such listing or inclusion. Our common stock is listed on the New York Stock Exchange under the symbol “SEN.” On November 18, 2005, the last reported sale price of our common stock was $6.03 per share.
       The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 6 of this prospectus.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2005

SUMMARY
      This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. You should read the entire prospectus and the incorporated documents carefully, including the financial statements and the notes thereto. You should read “Risk Factors” beginning on page 6 for more information about important factors that you should consider before investing in the preferred stock or the common stock issuable upon conversion of the preferred stock. References to “we,” “us,” “our” and “SEMCO” refer to SEMCO Energy, Inc. and its subsidiaries.
Our Company
      We are a public utility company headquartered in southeastern Michigan. Our primary business is a regulated natural gas distribution business with operations in Michigan and Alaska. Founded in 1950, we have historically conducted diversified, non-utility businesses in addition to our natural gas distribution business. Beginning in 2003, our Board of Directors decided to focus our efforts on our core natural gas distribution business. This shift in strategic focus prompted efforts to market our discontinued construction services business, which was sold in September 2004. Our gas distribution business accounted for approximately 98% of our consolidated revenues in 2004.
      We purchase, transport, distribute and sell natural gas to approximately 403,000 customers in Michigan and Alaska as of September 30, 2005. Our Michigan gas operations are known as SEMCO Gas and our Alaskan operations are known as ENSTAR. As of December 31, 2004, we had 160 miles and 393 miles of gas transmission pipelines and 5,529 miles and 2,527 miles of gas distribution mains and service lines in and near the SEMCO Gas and ENSTAR service areas, respectively. Our customer base includes residential, commercial and industrial customers, of which approximately 90% were residential as of September 30, 2005. Our largest customers include power plants, food production facilities, paper processing plants, furniture manufacturers, a liquefied natural gas plant, a fertilizer plant and others in a variety of industries.
      Our executive offices are located at 1411 Third Street, Suite A, Port Huron, Michigan 48060, and our telephone number is (810) 987-2200.
Gas Distribution Business
      Our gas distribution business has two primary components: gas sales and gas transportation. Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. Revenues from gas sales accounted for approximately 91% of consolidated operating revenues in 2004 and approximately 90% of consolidated operating revenues in both 2003 and 2002. Our gas distribution business also provides transportation services to its large-volume commercial and industrial customers. With such transportation services, those customers have the option of purchasing natural gas directly from third-party suppliers. The gas purchased by customers from third-party suppliers is then transported on our gas transmission and distribution network to the customers.
      SEMCO Gas, one of our divisions, provides natural gas and associated services to a diverse customer base of, as of September 30, 2005, approximately 282,000 residential, commercial and industrial customers in Michigan. Our largest concentration of customers is in southeastern Michigan, where we had approximately 116,000 customers as of September 30, 2005.
      ENSTAR’s operations consist of ENSTAR Natural Gas Company (one of our divisions), Alaska Pipeline Company, or APC (one of our subsidiaries), and Norstar Pipeline Company (a subsidiary of APC). ENSTAR provides natural gas distribution services to approximately 121,000 customers in the Anchorage metropolitan and adjoining areas, and its service area encompasses over 50% of the population of Alaska, as of September 30, 2005. Our average number of customers in Alaska increased by an average of approximately 3.2% annually during the last three years. According to 2003 data supplied by the American Gas Association, ENSTAR also has one of the highest consumption levels of natural gas per residential customer among investor-owned utilities in the United States. APC’s transmission system delivers natural gas from producing fields in south central Alaska to ENSTAR’s Anchorage-area gas distribution system. APC’s only customer is

ENSTAR. Norstar began operations in 2002 and provides pipeline management and pipeline construction management services to non-affiliate customers in Alaska.
Other Businesses
      We also own and operate other businesses that generally complement our gas distribution business, consisting of information technology services, propane distribution, intrastate natural gas pipelines and natural gas storage facilities. These businesses generated approximately 2% of our consolidated revenues in 2004.
      We maintain a website on the Internet at address http://www.semcoenergy.com. We make available free of charge on or through our website, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. This reference to our Internet address shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into any of our filings with the Securities and Exchange Commission, or SEC. The information available at our Internet address is not part of this prospectus or any other report filed by us with the SEC. The information we file with the SEC can also be obtained on the SEC’s website on the Internet at address http://www.sec.gov.
The Offering
      This offering is a secondary offering by the selling holders of the preferred stock and shares of our common stock, as described below. The selling securityholders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the selling securityholders’ sale of the shares of preferred stock or common stock.
      On March 15, 2005, we sold 325,000 shares of the preferred stock to the initial purchasers. On March 22, 2005, we sold an additional 25,000 shares of the preferred stock to the initial purchasers following the exercise of the initial purchasers’ over-allotment option. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, for the benefit of the holders of the preferred stock, to file a shelf registration statement with the SEC no later than June 13, 2005 with respect to resales of the preferred stock and common stock issued upon the conversion thereof. We also agreed to use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act as soon as practicable, but no later than September 11, 2005, and to keep the shelf registration statement effective until the preferred stock and common stock issued upon the conversion thereof is eligible to be sold under Rule 144(k) under the Securities Act or until all shares of the preferred stock and common stock issued upon the conversion thereof have been sold pursuant to such shelf registration statement.

Issuer	SEMCO Energy, Inc.

Securities Offered	350,000 shares of 5.00% Series B Convertible Cumulative Preferred Stock and the shares of common stock issuable upon conversion of the preferred stock.

Dividends	Cumulative annual dividends of $10.00 per share payable quarterly in cash on each February 15, May 15, August 15 and November 15, beginning May 15, 2005, when, as and if declared by our Board of Directors out of legally available funds. Dividends will be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the preferred stock will accumulate and be cumulative from the date of issuance. Accumulated dividends on the preferred stock will compound quarterly.

Liquidation Preference	$200 per share, plus accumulated and unpaid dividends.

Ranking	The preferred stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

• senior to all of our common stock and preference stock and to each other class of capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the preferred stock;

• on parity with any class of capital stock or series of preferred stock established after the issue date which expressly provides that such class or series will rank on parity with the preferred stock; and

• junior to all of our capital stock issued in the future the terms of which expressly provide that such stock will rank senior to the preferred stock.

Mandatory Redemption	We are obligated to redeem for cash all of the outstanding shares of preferred stock on February 20, 2015, at the redemption price of 100% of the liquidation preference, plus accumulated and unpaid dividends (including additional dividends due to a registration default, if any) to the date of redemption.

Optional Redemption	We may redeem the preferred stock after February 20, 2010, at an initial redemption price of 100% of the liquidation preference plus accumulated and unpaid dividends (including additional dividends due to a registration default, if any) to the date of redemption.

Conversion Rights	The preferred stock is convertible at the holder’s option at an initial conversion rate of 26.1438 shares of our common stock per $200 liquidation preference of shares (which represents a conversion price of approximately $7.65 per share of common stock) under conditions and subject to such adjustments as described under “Description of Preferred Stock — Conversion Rights.”

Make-Whole Premiums upon a Fundamental Change	If a fundamental change occurs prior to February 20, 2010, we may be required to pay a make-whole premium on the preferred stock converted in connection with the fundamental change. The make-whole premium will be payable in shares of our common stock or the consideration into which our common stock has been converted or exchanged in connection with the fundamental change.

The amount of the make-whole premium, if any, will be based on the stock price and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and effective dates is set forth under “Description of Preferred Stock — Determination of the Make-Whole Premium.”

Voting Rights	Except as required by Michigan law and our articles of incorporation, which include the certificate of designation for the preferred stock, the holders of preferred stock have no voting rights unless dividends payable on the preferred stock are in arrears for eight or more quarterly periods. In that event, the holders of the preferred stock, voting as a single class with the shares of any other preferred stock having similar voting rights, will be entitled at the next regular or special meeting of our shareholders to elect such number of directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full.

The affirmative vote of holders of at least 66 2/3% of the outstanding preferred stock and any other outstanding series of preferred stock, voting as a single class, is required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to, or on a parity with, the preferred stock or parity stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our articles of incorporation that would affect adversely the rights of holders of the preferred stock.

Use of Proceeds	We will not receive any proceeds from the sale of the preferred stock or the sale of the common stock issuable upon conversion of the preferred stock. Please see “Selling Securityholders” below for a list of the persons receiving proceeds from the sale of the preferred stock or the underlying common stock.

Material U.S. Federal Income Tax Considerations	The U.S. federal income tax consequences of purchasing, owning and disposing of the preferred stock and any common stock received upon its conversion are described in “Material U.S. Federal Income Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the preferred stock and any common stock received upon its conversion in light of their personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, in which case the portion of such distributions in excess of earnings and profits would not be treated as dividends for U.S. federal income tax purposes.

Registration Rights	We agreed to file with the SEC no later than June 13, 2005, and to use our commercially reasonable efforts to cause to become effective as soon as practicable, but no later than September 11, 2005, a shelf registration statement with respect to the resale of the preferred stock and shares of common stock issuable upon conversion of the preferred stock. We also agreed to use our commercially reasonable efforts to keep the shelf registration statement effective until such time as the restricted securities are eligible to be sold under Rule 144(K) under the Securities Act or until all the restricted securities have been sold pursuant to such shelf registration statement.

If we fail to comply with certain of our obligations under the registration rights agreement, additional dividends will become payable on the preferred stock. See “Description of the Preferred Stock — Registration Rights.”

DTC Eligibility	The preferred stock was issued in book-entry form and is represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the preferred stock will be shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Preferred Stock — Book-Entry Delivery and Form.”

Listing and Trading	The preferred stock is not listed on any securities exchange or included in any automated quotation system and we do not intend to apply for such listing or inclusion. The preferred stock is eligible for trading in PORTAL. However, any shares of preferred stock sold by means of this prospectus will no longer be eligible for trading in PORTAL. Our common stock is listed for trading on the NYSE under the symbol “SEN.”

RISK FACTORS
      Investing in the preferred stock and our common stock involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information in this prospectus, before making an investment decision. Each of these risk factors could adversely affect our business, operating results and financial condition, and the value of an investment in our preferred stock or common stock.
Risks Relating to Our Preferred Stock

We may not be able to pay cash dividends on the preferred stock.
      We are required to pay all declared dividends on the preferred stock in cash. Our credit agreement and certain indentures limit, and any indentures and other financing agreements that we enter into in the future will likely restrict, our ability to pay cash dividends on our capital stock.
      Our credit agreement requires us to be in compliance with certain financial covenants in order to pay dividends on our capital stock, and as of September 30, 2005, we are in compliance with those covenants. Certain of our existing indentures prohibit us from making payments of cash dividends on our capital stock if our fixed charge ratio (as defined therein) is lower than 2:1. We currently do not meet this ratio. However, these indentures allow us to make cash dividend payments of up to $13.5 million per year, even if we do not meet these tests.

There is no public market for the preferred stock.
      The preferred stock is currently eligible for trading in PORTAL. Any shares of preferred stock that are sold by means of this prospectus, however, will no longer be eligible for trading in PORTAL. The preferred stock will be a new issue of securities for which there is currently no market and the preferred stock will not be listed for trading on any national securities exchange or the Nasdaq National Market. We have not applied, and do not intend to apply, to list the preferred stock on any securities exchange or include them in any other automated quotation system. As a result, we cannot assure you that any market for the preferred stock will develop or, if one does develop, that it will be maintained. If an active market for the preferred stock fails to develop or be sustained, the trading price of the preferred stock could be materially adversely affected or you may not be able to sell your preferred stock quickly.

Before conversion, holders of the preferred stock will have limited voting rights, and will be subject to changes affecting our common stock.
      The affirmative vote of the holders of at least 66 2/3% of the outstanding preferred stock and any other outstanding series of preferred stock, voting as a single class, is required for the authorization or issuance of any class or series of senior stock (or any security convertible into senior stock) or parity stock (or any security convertible into parity stock) and for amendments to our articles of incorporation that could affect adversely the rights of holders of the preferred stock. Otherwise, holders of preferred stock will not be entitled to full voting rights with respect to our common stock, but (except for the matters described in the preceding sentence) holders will be subject to all changes affecting the common stock. A holder will only be entitled to full voting rights with respect to the common stock if and when we deliver shares of common stock to the holder upon conversion of the preferred stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, except for the matters described in the first sentence above, the holders of the preferred stock will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Third parties may be deterred or prohibited from acquiring our capital stock, which could deprive our shareholders of the opportunity to gain a takeover premium and depress our stock price.
      Certain provisions of our organizational documents, as well as other statutory and regulatory factors, may have the effect of discouraging or preventing others from acquiring large blocks of our common stock, or making it difficult to do so, including the following:

•	our articles of incorporation divide the Board into three classes that serve staggered terms;

•	our directors may be removed only for cause and by the affirmative vote of a majority of the shares entitled to vote in the election of directors; and

•	our Shareholder’s Rights Plan grants our common shareholders the right to purchase shares of our Series A Preference Stock upon the occurrence of certain triggering events (the purpose of the plan is to ensure that any potential purchaser of the company must negotiate with our Board before an acquisition).
      In addition, the acquisition or accumulation of large blocks of our voting securities may require prior approval of the Regulatory Commission of Alaska (the RCA) and may result in the acquiring entity becoming subject to the jurisdiction of and regulation of the RCA and, notwithstanding the repeal of the Public Utility Holding Company Act of 1935, to other state or federal regulation as a public utility holding company. These consequences would result in substantial increases in that entity’s administrative, legal and regulatory compliance costs and could have similar adverse consequences for us.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.
      On August 15, 2005, we issued 4,945,000 shares of our common stock in a registered public offering. In addition and from time to time, we issue shares of our common stock to our employees, officers and directors in connection with certain of our compensation and benefit plans. We also fund our Direct Stock Purchase and Dividend Reinvestment Plan with issuances of our common stock. We are not restricted from issuing additional common stock, and we have no obligation to consider the interests of the holders of the preferred stock in connection with any such issuance. Our issuance of additional shares of common stock may materially and adversely affect the price of our common stock and, in turn, the price of the preferred stock.

The preferred stock may not be rated.
      We have no obligation, and do not intend, to have the preferred stock rated. If one or more rating agencies does rate the preferred stock or assigns the preferred stock a rating lower than the rating expected by investors, or subsequently reduces any such rating, the market price of the shares of the preferred stock could be harmed.

The price of our securities may be affected by the general perception of the energy and utility sectors of the economy.
      Events which have occurred and may in the future occur in the United States and elsewhere could adversely affect investors’ perceptions of the energy and utility sectors. A negative perception of our industry by investors could adversely affect the equity prices of companies within the energy and utility sectors. We cannot predict what news or events might affect the perceptions of investors in our industry or how such news or events might affect the market price of our common stock, but fluctuations in the market price of our common stock could be severe and any effects could be long-term.

Risks Relating to Our Indebtedness

Our debt indentures and bank credit agreement contain restrictive covenants that may reduce our flexibility in our business operations and limit our growth.

      The terms of the indentures relating to certain of our outstanding debt securities and of our bank credit agreement impose significant restrictions on our ability and, in some cases, the ability of our subsidiaries, to take a number of actions that we may otherwise desire to take, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	requiring us to meet certain financial tests, which may affect our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	limiting our ability to sell assets, make investments or acquire assets of, or merge or consolidate with, other companies;

•	limiting our ability to repurchase or redeem our stock or enter into transactions with our stockholders or affiliates;

•	limiting our ability to grant liens, incur additional indebtedness or contingent obligations or obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other activities; and

•	detracting from our ability to successfully withstand a downturn in our business or the economy generally.
      These covenants place constraints on our business and may adversely affect our growth, business, results of operations, liquidity and financial condition. Our failure to comply with any of the financial covenants in our credit facility may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under our credit facility or the indentures governing our outstanding debt issuances that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness, which could result in a material adverse effect on our business, results of operation, liquidity and financial condition.

Adverse changes in our credit ratings may limit our access to capital, increase our cost of capital, increase the cost of maintaining certain contractual relationships or otherwise have a material adverse effect on our business, results of operation, liquidity and financial condition.
      Since March 2003, Moody’s Investors Service, Inc. has reduced the credit rating on our senior unsecured debt from Baa3 to Ba2. Since June 2003, Standard & Poor’s Ratings Group has lowered our corporate credit rating from BBB- to BB-.

These downgrades have required us to pay higher interest rates for financing, increasing our cost of capital. Any additional downgrades could further increase our capital costs (including our rate for borrowing under our bank credit agreement) and limit our pool of potential investors and funding sources, possibly increasing our costs of operations or requiring us to use a higher percentage of our available borrowing capacity for ordinary course purposes.
      Further credit downgrades could also negatively affect the terms on which we can purchase gas and pipeline capacity. As a result of the prior downgrades noted above, the interstate pipelines we utilize have required prepayment for their services. In addition, certain of our gas suppliers have either required us to pay multiple times in the month of delivery or requested prepayment or letters of credit for our gas purchases over and above the levels of credit they may have extended to us. We cannot assure you that suppliers will not impose additional requirements or restrictions on the conduct of our business.
      We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Any downgrade, however, could adversely affect our business, results of operations, liquidity and financial condition.

Our substantial indebtedness may reduce our profitability, limit our growth and diminish our ability to respond to changing economic conditions.
      Our business is capital intensive and we have significant amounts of debt. At September 30, 2005, we had total short and long-term debt of $475.1 million. Our substantial debt may adversely affect our business, results of operations, liquidity and financial condition. For example, our substantial debt may:

•	limit our ability to borrow additional funds;

•	increase the cost of any future debt that we incur;

•	reduce cash flow from operations available for working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage as compared to our competitors that are less highly leveraged;

•	result in a downgrade in our credit ratings; or

•	diminish our ability to successfully withstand a downturn in our business or the economy generally.
      Our ability to meet our debt service obligations and to reduce our total indebtedness will depend upon our future performance, which will be subject to weather, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our bank credit agreement, our existing debt and debt securities, on commercially reasonable terms or at all.

Despite our substantial indebtedness, we may still be able to incur more debt which could further exacerbate the risks associated with our substantial debt.
      Although we are presently limited in incurring additional indebtedness, we may be able to incur additional debt in the future. Restrictions applicable to us on the incurrence of additional debt contained in the indentures and bank credit agreement governing our existing debt are subject to a number of qualifications and exceptions that allow us to incur additional debt. An increase in the amount of our indebtedness may negatively affect our capital structure and credit ratings. If new debt is added to our current debt levels, the risks that we now face could intensify.

We are vulnerable to interest rate risk with respect to our debt which could lead to an increase in interest expense.
      Our ability to finance capital expenditure and to refinance our maturing debt can depend in part on conditions in the capital markets, including rising interest rates. Our cost of borrowing under our bank credit agreement is also dependent on interest rates. In addition, in order to maintain our desired mix of fixed-rate and variable-rate debt, we may use interest rate swap agreements and exchange fixed and variable-rate interest payment obligations over the life of the arrangements, without exchange of the underlying principal amounts. We cannot assure you that we will be successful in structuring such swap agreements to effectively manage our risks. If we are unable to do so, our earnings may be reduced.
Risks Relating to Our Business

Our natural gas distribution business is subject to utility rate regulation, and certain actions of the regulatory bodies may reduce our revenues and our profitability.
      We are currently regulated by the Michigan Public Service Commission, or MPSC, the RCA and the City Commission of Battle Creek, Michigan, or CCBC. These regulatory bodies have jurisdiction over, among other things, rates, accounting procedures and standards of service. With regard to regulation by the MPSC and the CCBC, in March 2005 and February 2005, respectively, we entered into settlements which upon approval, authorized rate increases. With certain exceptions, we have agreed not to request a further base rate increase with the CCBC to be effective before April 1, 2008, but we are not restricted in requesting that the MPSC authorize further base rate increases. In addition, on October 5, 2005, we and the CCBC announced that we will ask the MPSC to assume jurisdiction over our Battle Creek service area. We do not believe this proposed change will have a material impact on the natural gas rates we charge in our Battle Creek service area, but we cannot assure that this change in jurisdiction will not affect the rates we charge. With regard to regulation by the RCA, in June 2005, the RCA issued an order that, among other things, requires our Alaska division and its pipeline subsidiary to file a depreciation study of their Alaska utility plant by June 1, 2007 (as of December 31, 2006) and a revenue requirement and cost-of-study (including rate design data) with the RCA by June 6, 2008 (using a test year ended December 31, 2007).
      Approximately 98% of our revenues are generated by our regulated gas distribution business. While we currently have settlements with the MPSC and the CCBC setting our rates in those jurisdictions, there is no guarantee that we would prevail in seeking rate increases in future rate cases. We also have no guarantee that we will be successful in our rate case before the RCA after December 31, 2007. The possibility of a rate decrease, the failure to grant any requested rate increase, cost disallowances, the precise timing of any rate increase, decrease or any other action by our regulators, may reduce our revenues and our profitability.
The increased cost of purchasing natural gas during periods in which natural gas prices are rising significantly could adversely impact our liquidity and earnings.
      One component of the regulation of our rates is our ability to recover our cost of purchasing natural gas. In general, the costs of natural gas purchased for customers are recovered on a dollar-for-dollar basis (in the absence of disallowances), without a profit component. The recovery of these gas costs is accomplished through regulatory body-approved gas cost adjustment (in Alaska) or gas cost recovery (in Michigan) pricing mechanisms. We refer to those rate mechanisms as “GCR” pricing mechanisms. Through these GCR pricing mechanisms, customer rates are periodically adjusted for increases and decreases in the cost of gas purchased by us for sale to our customers. Generally speaking, GCR rate adjustments are made annually except in our Battle Creek service territory where the GCR rate can be adjusted monthly.
      The price of natural gas has increased substantially in recent months and recent natural gas purchases for customers in our Michigan gas service areas have, and future purchases are expected to, cost significantly more than in the past. The price of natural gas purchased under long-term contracts for our Alaska service area customers have also increased and future purchases are expected to cost us more than in the past, as the indexes used to determine the prices we pay for natural gas under these contracts reflect market price increases.
      These increases in natural gas prices may contribute, in varying amounts, depending on the way in which these costs are recovered in customer rates in each jurisdiction in which we do business, to: (1) increased costs associated with lost and unaccounted-for gas; (2) higher customer bad debt expense for uncollectible accounts; (3) higher working capital requirements; and (4) reduced sales volumes and related margins due to lower customer consumption. We recently secured a GCR rate increase in Michigan for the November 2005 through March 2006 billing months for customers in our service area regulated by the MPSC. Based on contracts in place and natural gas prices at the time of the GCR rate settlement on October 27, 2005, our under-recovered gas costs in Michigan were estimated to be approximately $4 million at the end of March 2006. This estimated under-recovery amount may increase or decrease depending on the actual natural gas prices at which the Company makes gas purchases to satisfy customer needs and the timing of those purchases. An under-recovery of gas costs affects our working capital needs, as do, among other factors, the terms under which our suppliers sell natural gas to us for use by customers. The recent settlement provides that we may not seek further GCR rate increases for the remainder of this GCR year which ends in March 2006. We believe, however, that, if extraordinary circumstances arise, the MPSC would likely consider a request to increase the GCR rate to reflect further substantial increases in the price of natural gas purchased for use by our MPSC jurisdictional customers. A significant delay in the recovery of our gas costs, and the total effect of the risks noted above, could adversely affect our profitability.
Our liquidity and earnings could be adversely affected by the MPSC’s disallowance of costs after retrospective reviews of our gas procurement practices.
      In our gas distribution area regulated by the MPSC, our gas procurement practices are subject to an annual retrospective MPSC review. If costs are then disallowed, such costs would be expensed in the cost of gas but would not be recovered by us in rates. The ability of the MPSC to annually retrospectively review our gas procurement practices creates the potential for the disallowance of our recovery through the rates we charge for some or all of our costs of purchasing gas. Such a disallowance could affect our liquidity and earnings.

Our operations and earnings are weather sensitive and seasonal.
      Our gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers, who use natural gas mainly for space heating. Consequently, weather has a significant impact on sales and revenues. Given the impact of weather on our gas distribution business, this segment is a seasonal business. Most of our gas sales revenue is generated in the first and fourth quarters of the calendar year and we typically experience losses in the non-heating season, the second and third fiscal quarters of the year.
      Warmer than normal weather over the last several years has adversely affected the results of operations of our gas distribution business, which has accounted for more than 98% of our consolidated operating revenues for the last three fiscal years. In our Michigan service area, the temperature was approximately 0.3% and 0.9% warmer than normal during 2004 and 2002, respectively, and approximately 4.7% colder than normal during 2003. The temperature was approximately 6.0%, 8.0% and 7.8% warmer than normal in our Alaska service area during 2004, 2003 and 2002, respectively. We estimate that the combined impact of warmer or colder than normal temperatures in Michigan and/or Alaska reduced the gas sales margin of our gas distribution business by approximately $3.9 million, $2.7 million and $5.9 million in 2004, 2003 and 2002, respectively. A mild winter in one of our service areas can have a significant adverse impact on demand for natural gas and, consequently, our earnings and results of operations.

Our customers may be able to acquire natural gas without using our distribution system, which would reduce our revenues.
      Consistent with other gas distribution utilities, there is potential risk for industrial customers and electric generating plants located in close proximity to interstate natural gas pipelines to bypass us and connect directly to such pipelines, which would reduce our revenues. From time to time, customers raise the issue of bypass and we attempt to address their concerns. We can make no assurances that our customers will not bypass us or that we could successfully retain such customers by employing any special efforts.

Our earnings are substantially dependent on our current customers maintaining a certain level of consumption as well as customer growth.
      Many of our customers are increasingly endeavoring to conserve on energy costs through utilizing energy-efficient heating devices, increased insulation, alternative energy sources and other means. We expect these conservation efforts to increase during the current periods of rising natural gas prices. Already over the past several years, average annual gas consumption has been decreasing slightly because, among other things, new homes and appliances are typically more energy efficient than older homes and appliances. Our rates were based on certain levels of consumption by our customers. Continued and significant declines in consumption by our current customers, without an adjustment to our rates, may negatively impact our earnings.
      In addition, our earnings growth is substantially dependent on customer growth. If we are unable to achieve sufficient customer growth within our existing service territories or add additional customers by expanding our service territories, our earnings growth may be negatively impacted.

Our operating results may be reduced by downturns in the economy.
      Our operations are affected by the conditions and overall strength of the national, regional and local economies, which impacts the amount of residential, industrial and commercial growth and actual gas use in our service territories. Many of our commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. In addition, during periods of slow or little economic growth, energy conservation efforts often increase. A weakening economy could also adversely impact our customer collections.

Volatility in the price of natural gas could result in customers switching to alternative energy sources and reduce our profits.
      The market price of alternative energy sources such as coal, electricity, oil and steam is the primary competitive factor affecting the demand for our gas transportation services. Certain large industrial customers have or may acquire the capacity to be able to use one or more alternative energy sources or shift production to other facilities if the prices of natural gas and delivery services increase significantly. Natural gas has typically been less expensive than these alternative energy sources. However, generally over the past three years and recently in a more significant way, natural gas prices have been volatile, making some of these alternative energy sources more economical or, for other reasons, more attractive than natural gas. During this period, certain of our large Michigan industrial customers have periodically switched to alternative energy sources.
      To lessen the possibility of fuel switching by industrial customers, we offer flexible contract terms and additional services, such as gas storage and balancing. Partially offsetting the impact of this price sensitivity among certain large industrial customers has been the use of natural gas to reduce emissions from their plants. We cannot predict the future stability of natural gas prices nor can we make any assurances that the impact of environmental legislation or any special services we offer will outweigh the negative effects of gas price volatility. Should these customers convert their requirements to another form of energy, our revenue could be reduced.

Declining production from the Cook Inlet gas fields may result in potential deliverability problems in ENSTAR’s service area.
      ENSTAR’s Anchorage area gas supply system is not linked to major interstate and intrastate pipelines or natural gas supplies in the United States or in Canada. As a result, ENSTAR procures natural gas supplies under long-term RCA-approved contracts from producers in and near the Cook Inlet area. Production from the Cook Inlet gas fields is declining and new discoveries have been modest. As of January 1, 2004, the Cook Inlet area had approximately 2.1 trillion cubic feet, or Tcf, of total proved natural gas reserves according to the most recently available information contained in the Alaska Department of Natural Resources Division of Oil and Gas 2004 Annual Report. Based on the Department’s reported 2003 net production of 208 billion cubic feet, or Bcf, there is a reserve life of approximately 10 years, although shortages of daily deliverability could occur earlier. There is ongoing exploration for natural gas in the Cook Inlet area by several parties, including producers that have supply contracts with ENSTAR. The United States Geological Survey and Minerals Management Service has estimated that the Cook Inlet area contains another approximately 2.3 Tcf of undiscovered natural gas, but there are no assurances that any of this natural gas will be discovered and, if discovered, can be produced economically.
      ENSTAR has been active in efforts to extend its supply of Cook Inlet gas and to find other gas sources. In addition, preliminary activity by other energy industry participants is underway to finance, permit and build a natural gas pipeline that would extend from Alaska’s North Slope, through Alaska and Canada, to the lower 48-states in the United States. Assuming this pipeline is built, the flow of natural gas through it could not be expected to begin before the middle of the next decade, at the earliest. We can provide no assurances, however, with respect to the building of this pipeline, when it will be put in service, or whether natural gas supplies transported by the pipeline would be available to ENSTAR customers.

Changes in our regulatory environment and events in the energy markets that are beyond our control may reduce our profitability and limit our access to capital markets.
      Our rates and operations in our gas distribution business are subject to regulation by various federal, state and local regulators as well as the actions of federal, state and local legislators. As a result of the energy crisis in California during 2000 and 2001, the volatility of natural gas prices in North America, the bankruptcy filings by certain energy companies and investigations by governmental authorities into energy trading activities, the collapse in market values of energy companies and the downgrading by rating agencies of a large number of companies in the energy sector, companies in the regulated and unregulated energy businesses have generally been under an increased amount of scrutiny by federal, state and local regulators, participants in the capital markets and the rating agencies. In addition, the Financial Accounting Standards Board, or FASB, or the SEC could enact new accounting standards that could impact the way we are required to record revenues, assets and liabilities. We cannot predict or control what effect these types of events, or future actions of regulatory agencies in response to such events, may have on our business or our access to the capital markets.

We may be required to recognize additional impairment charges which would reduce our reported earnings.
      Pursuant to generally accepted accounting principles, we are required to perform impairment tests on our goodwill balance annually or at any time when events occur, which could impact the value of our business segments. During the fourth quarter of 2004, it was determined that all of the goodwill associated with our IT services business ($0.2 million) was impaired. The $0.2 million before-tax charge for impairment of goodwill is reflected in our Consolidated Statements of Operations for the year ended December 31, 2004, in operating expenses. During the third quarter of 2003, it was determined that all of the goodwill associated with our construction services business ($17.6 million) was impaired. The $17.6 million before-tax charge for impairment of goodwill is reflected in our Consolidated Statements of Operations for the year ended December 31, 2003, as part of the loss from the discontinued construction services business.
      The 2005 annual goodwill impairment test for our propane business was performed during the third quarter of 2005 and showed that there was no impairment of goodwill. The 2005 annual impairment test for our gas distribution business will be conducted during the fourth quarter of 2005. There were no adverse changes in the carrying amount of goodwill for the nine-month period ended September 30, 2005. Our determination of whether an impairment has occurred is based on an estimate of discounted cash flows attributable to our reporting units that have goodwill. We must make long-term forecasts of future revenues, expenses and capital expenditures related to the reporting unit in order to make the estimate of discounted cash flows. These forecasts require assumptions about future demand, future market conditions, regulatory developments and other factors. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period that could substantially reduce our reported earnings in a period of such change, but not have any impact on our cash flow.

Our ability to use net operating loss carry-forwards may be impaired.
      As of December 31, 2004, we had available approximately $111.0 million of net operating losses, or NOLs, with which to offset the imposition of federal income taxes with respect to our future taxable income. In 2004, we underwent an “ownership change” for purposes of section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change occurs whenever there is a more than 50% change in the ownership of the stock of a corporation, taking into account all cumulative changes in ownership over the preceding three years. As a result of the ownership change, our ability to use approximately $103 million of our total NOLs in the future is limited. However, we believe that, based on the size of the limitation and projections of future taxable income, we should be able to utilize the entire $111.0 million of NOLs before they expire.
      The issuance of additional shares of our capital stock could ultimately trigger another ownership change that could further limit our ability to use such NOLs. While our March 2005 issuance of the preferred stock alone did not trigger such an ownership change, that offering when coupled with recent or future common stock offerings and changes in the ownership of our common stock (some of which will be beyond our control) will probably lead to a future ownership change. Any such future ownership change could result in the imposition of lower limits on our utilization of the NOLs to offset future taxable income as well as our ability to use certain built-in losses and tax credits. The magnitude of such limitations and their effect on us is difficult to assess and will depend in part on our value at the time of any such ownership change and prevailing interest rates at such time.

Our operations and business are subject to extensive environmental laws and regulations that may increase our cost of operations, impact or limit our business plans or expose us to environmental liabilities.
      Our operations and business are subject to extensive environmental laws and regulations that relate to the environment and health and safety, including those that impose liability for the costs of investigation and cleaning up, and for damage to natural resources from, past spills, waste disposal on and off-site and other releases of hazardous materials or regulated substances. In particular, under applicable environmental requirements, we may be responsible for the investigation and remediation of environmental conditions at currently owned or leased sites, as well as formerly owned, leased, operated or used sites. We may be subject to associated liabilities, including liabilities resulting from lawsuits brought by private litigants, related to the operations of our facilities or the land on which our facilities are located, regardless or whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third-party or a neighboring facility whose operations may have affected our facility or land.

      Given the nature of the past operations conducted by us and others at our properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where environmental site assessments or other investigations have been conducted. Changes in existing laws or policies or their enforcement, future spills or accidents or the discovery of currently unknown contamination may give rise to environmental liabilities which may be material. Based upon the information presently available to us, we expect to incur costs associated with investigatory and remedial actions at seven of our Michigan sites that were formerly manufactured gas plant operations. Because the extent of the soil and groundwater contamination at these sites has not been fully delineated and the scope of our liability (along with other responsible parties, if any) has not been determined, it is difficult for us to estimate the full extent of our liability at this time. However, it is possible that our share of such liability could be material. To the extent not fully recoverable from our customers through regulatory rate proceedings or from insurance recoveries, these costs would reduce our earnings and could harm our business.
      Compliance with the requirements and terms and conditions of the environmental licenses, permits and other approvals that are required for the operation of our business may cause us to incur substantial capital costs and operating expenses and may impose restrictions or limitations on the operation of our business, all of which could be substantial. Environmental health and safety regulations may also require us to install new or updated pollution control equipment, modify our operations or perform other corrective actions at our facilities. Existing environmental laws and regulations may be revised to become more stringent or new laws or regulations may be adopted or become applicable to us which may result in increased compliance costs or additional operating restrictions and could reduce our earnings and harm our business, particularly if those costs are not fully recoverable from our customers through regulatory rate proceedings.

Substantial operational risks are involved in operating a natural gas distribution, pipeline and storage system and such operational risks could reduce our revenues and increase our expenses.
      There are substantial risks associated with the operation of a natural gas distribution, pipeline and storage system, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of pipeline facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, floods, landslides or other similar events beyond our control. These risks could result in injury or loss of life, extensive property damage, business interruption or environmental pollution, which in turn could lead to substantial financial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. Liabilities incurred that were not fully covered by insurance could adversely affect our results of operation and financial condition. Additionally, interruptions to the operation of our gas distribution, pipeline or storage system caused by such an event could reduce revenues generated by us and increase our expenses.

Our ability to grow our businesses will be adversely affected if we are not successful in making acquisitions or in integrating the acquisitions we have made.
      One of our strategies is to grow through acquisitions. There is significant competition for acquisitions in the U.S. natural gas industry and we believe that there are numerous potential acquisition candidates, some of which represent opportunities that would be material to us. We cannot assure you that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms, that any acquisitions will not be dilutive to earnings or that any additional debt incurred to finance acquisitions will not impair our capitalization. Our bank credit agreement also limits the consideration we may pay in connection with any one acquisition to $50 million and in connection with all acquisitions occurring after the date of the credit agreement, or September 15, 2005, to $150 million. These limitations will not apply to acquisitions occurring after we reach certain investment grade debt ratings.
      In addition, the restructuring of the energy markets in the United States and internationally, including the privatization of government-owned utilities and the sale of utility-owned assets, is creating opportunities for, and competition from, well-capitalized existing competitors as well as new entrants to the markets, which may affect our ability to achieve our business strategy.
      To the extent we are successful in making acquisitions, such acquisitions can involve a number of risks, including the assumption of material liabilities, the terms and conditions of any state or federal regulatory approvals required for the acquisitions, the diversion of management’s attention from the management of daily operations to the integration of operations, difficulties in the assimilation and retention of employees and difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations. The failure to successfully make and integrate acquisitions could have an adverse affect on our business, financial condition and results of operations.

As of December 31, 2004, we had a material weakness in our internal control over financial reporting and we restated certain annual and interim financial statements to correct the amounts originally reported for basic and diluted earnings per share from continuing operations, diluted average common shares outstanding, and comprehensive income (loss) for the year 2004 as well as for the second, third and fourth quarters of 2004; other material weaknesses in our internal control over financial reporting in the future could adversely affect the market price for our common stock.
      On May 6, 2005, our management, after a review of the pertinent facts with the Audit Committee of our Board of Directors, concluded that our previously issued financial statements for the year ended December 31, 2004 contained in our Annual Report on Form 10-K and our interim period financial statements for 2004 contained in the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004, should no longer be relied upon with respect to certain matters. We determined that it was necessary to restate our earnings per share from continuing operations, the number of diluted average common shares outstanding, and comprehensive income (loss) for the 2004 periods contained in those reports. The restatement was required to correct errors arising from our accounting for dividends on our convertible preference stock in the calculation of basic and diluted earnings per share from continuing operations and in the calculation of comprehensive income (loss). The reported amounts of income from continuing operations, losses from discontinued operations, and net income (loss) available to common shareholders for the year 2004 were correct as reported and were not restated. The amounts for basic and diluted earnings per share from net income (loss) available to common shareholders for the year 2004 and the amounts for basic and diluted earnings per share from discontinued operations for the year 2004 were correct as reported in the original filing and were not restated.
      We filed an amended Annual Report on Form 10-K/A and amended Quarterly Reports on Form 10-Q/A on May 10, 13 and 16, 2005, to correct the errors. In connection with the restatement, we revised our report on internal control over financial reporting, which is included in our Form 10-K/A, to disclose a material weakness as of December 31, 2004, in our internal control over financial reporting with respect to the accounting for dividends on our preference stock as it relates to the calculation of earnings per share from continuing operations and the calculation of comprehensive income (loss). As a consequence of the identification of this material weakness, we concluded that our internal control over financial reporting was not effective as of December 31, 2004.
      In May 2005, we took corrective actions to remediate the material weakness identified above. These corrective actions included the design, documentation and testing of additional controls over the preparation and review of these calculations. As a result of these corrective actions, we believe we have taken steps necessary to remediate the material weakness identified above. However, we cannot assure you that there will not be any other material weaknesses in future periods. If any significant or material weaknesses exist in our internal control in the future, such weaknesses could adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws, and could cause investors to lose confidence in our reported financial information with a resulting adverse effect on the market price of our common stock.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
      The following table sets forth the ratio of earnings to combined fixed charges and preference dividends for the periods indicated.

	Twelve Months Ended
	September 30, 2005		Year Ended December 31,

	Pro		2004 Pro
	Forma		Forma	2004
Description	(a)	Historic	(a)	Historic	2003	2002	2001	2000

Ratio of earnings to combined fixed charges and preference dividends(b)	(c)	(d)	(e)	(f)	(g)	1.46	1.17	1.54

Notes:

(a)	SEMCO Energy, Inc. (the “Company”) is required to show pro forma ratios for the most recent fiscal year and latest interim period in instances when it issues debt or preference stock, uses the proceeds from that issuance to repay or retire other debt or securities (a “refinancing”), and the pro forma ratio varies from the historic ratios by 10% or more. The Company’s issuance of its 5% Cumulative Convertible Preferred Stock (“Preferred Stock”) on March 15, 2005 and March 22, 2005 was a refinancing because the proceeds from the issuance of the Preferred Stock were used to retire all the Company’s outstanding 6% Convertible Preference Stock (“CPS”) on March 15, 2005 and $10.3 million of the Company’s 10.25% Subordinated Debentures (“10.25% Debentures”) on April 29, 2005.

The effect of the refinancing on the historical ratio of earnings to combined fixed charges and preference dividends for the interim period represented by the twelve months ended September 30, 2005 causes the pro forma ratio for the same period to vary from the historical ratio by more than 10%. As such, pro forma disclosure for the most recent fiscal year and latest interim period is presented in the table above.

The pro forma ratio for the twelve months ended September 30, 2005 was calculated assuming that the Company’s Preferred Stock was issued on October 1, 2004, rather than March 15, 2005 and March 22, 2005, and was outstanding for the full twelve months ended September 30, 2005. Furthermore, the pro forma ratio was calculated assuming that the proceeds from that issuance were used to retire all of the Company’s outstanding CPS on October 1, 2004, rather than March 15, 2005, and $10.3 million of the Company’s 10.25% Debentures on October 1, 2004, rather than April 29, 2005. “Earnings” in the pro forma ratio calculation was the same as “earnings” in the historic ratio calculation. However, “combined fixed charges and preference dividends” in the pro forma ratio calculation was $14.2 million lower than in the historic ratio calculation as detailed below (in thousands):

Historic, twelve months ended September 30, 2005	$64,430
Add dividends on Preferred Stock	2,907
Eliminate dividends on CPS	(16,505)
Eliminate fixed charges on 10.25% Debentures	(619)

Pro Forma, twelve months ended September 30, 2005	$50,213

The pro forma ratio for the fiscal year ended December 31, 2004 was calculated assuming that the Company’s Preferred Stock was issued on January 1, 2004, rather than March 15, 2005 and March 22, 2005, and was outstanding for the full twelve months ended December 31, 2004. Furthermore, the pro forma ratio was calculated assuming that the proceeds from that issuance were used to retire all of the Company’s outstanding CPS on March 18, 2004 (the date the CPS was originally issued), rather than March 15, 2005, and $10.3 million of the Company’s 10.25% Debentures on January 1, 2004, rather than April 29, 2005. “Earnings” in the pro forma ratio calculation was the same as “earnings” in the historic ratio calculation. However, “combined fixed charges and preference dividends” in the pro forma ratio calculation was $39 thousand higher than in the historic ratio calculation as detailed below (in thousands):

Historic, fiscal year ended December 31, 2004	$51,397
Add dividends on Preferred Stock	7,241
Eliminate dividends on CPS	(6,135)
Eliminate fixed charges on 10.25% Debentures	(1,067)

Pro Forma, fiscal year ended December 31, 2004	$51,436

The variance between dividends on CPS for the twelve months ended September 30, 2005 and for the fiscal year ended December 31, 2004 is due primarily to a repurchase premium of approximately $13.2 million (tax adjusted) that was paid in March 2005 and, therefore, affected the pro forma “combined fixed charges and preference dividends” only for the twelve months ended September 30, 2005. The remainder of the variance between dividends on CPS, and the entirety of the variance between dividends on Preferred Stock and fixed charges on 10.25% Debentures, for the twelve months ended September 30, 2005 and for the fiscal year ended December 31, 2004 is due to the differing lengths of time during the respective periods that these securities were outstanding and, for the dividends on the CPS and Preferred Stock, the differing effective income tax rates applicable during the respective periods, as described below in note (b).

(b)	“Earnings” is defined as Income (loss) before income taxes, dividends on trust preferred securities, discontinued operations and extraordinary items plus fixed charges as defined plus distributed earnings of equity investees less reported earnings of equity investees less preference securities dividend requirements of consolidated subsidiaries. “Fixed charges” is defined as interest expensed and capitalized plus amortization of debt costs and debt basis adjustments plus an estimate of interest within rental expense plus preference securities dividend requirements of consolidated subsidiaries. “Preference dividends” is defined as preference dividends divided by one minus the effective income tax rate applicable to continuing operations.

(c)	For the twelve months ended September 30, 2005, the pro forma ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $1.3 million.

(d)	For the twelve months ended September 30, 2005, the historic ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $15.5 million. Approximately $13.2 million of the required earnings was needed to cover the repurchase premium discussed in note (a).

(e)	For 2004, the pro forma ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $3.5 million.

(f)	For 2004, the historic ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $3.4 million.

(g)	For 2003, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $8.0 million.
USE OF PROCEEDS
      Although we received proceeds in connection with the private placement of the preferred stock, we will not receive any of the proceeds from the sale of the preferred stock or the underlying common stock by the selling securityholders. Of the approximately $70 million in gross proceeds we received in connection with the sale of the preferred stock to the initial purchaser, $60.0 million thereof was used to repurchase our 6% Series B Convertible Preference Stock and Warrants owned by an affiliate of k1 Ventures Limited. On April 29, 2005, we used the remaining proceeds to redeem $10,309,275 principal amount of our Series A 10.25% Subordinated Debentures held by our unconsolidated capital trust subsidiary, SEMCO Capital Trust I. The Trust, in turn, used the proceeds to redeem 400,000 shares of its 10.25% Trust Preferred Securities and 12,371 of its Trust Common Securities.

      We will bear all costs, fees and expenses incurred in effecting the registration of the preferred stock and common stock issuable upon conversion of the preferred stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the preferred stock or the underlying common stock.
DIVIDEND POLICY
General
      The holders of our common stock are entitled to dividends when, as and if declared by our Board of Directors out of our surplus after full cumulative dividends on our outstanding series of preferred stock and preference stock, if any, shall have been paid or set apart for payment and any sinking fund obligations with respect to our preferred stock and preference stock, if any, have been satisfied. As such, our ability to pay dividends on our common stock is governed by the certificate of designation creating our Series B preferred stock, which is the only series of preferred stock or preference stock under which we have shares currently outstanding and to the resale of which this prospectus relates. Our ability to pay dividends on any series of our capital stock is also governed by the terms of certain of our indentures. We have not paid any dividends on our common stock since May, 2004.
Documents Designating our Series B Preferred Stock
      Under the certificate of designation governing our Series B preferred stock, we must pay holders cumulative cash dividends at the rate per year of 5.00% per year (equivalent to $10.00 per annum per share, and we have 350,000 shares of preferred stock currently outstanding). We are prohibited from paying any dividends on our common stock until all accumulated and unpaid dividends on the preferred stock are declared and paid.
      Shares of preferred stock are convertible into shares of our common stock at any time unless we have redeemed or purchased those shares. The conversion rate is initially 26.1438 shares of our common stock per share of preferred stock and is subject to adjustment in certain circumstances, including upon the payment of a cash dividend or distribution to all holders of our common stock. If we were to pay a cash dividend to holders of our common stock, the conversion rate for our preferred stock would be increased, the effect being that the holder would be entitled to more shares of common stock from us in exchange for its shares of preferred stock than it would have been before the dividend. The initial conversion price for the shares of preferred stock was $7.65 per share. Our payment of dividends on our common stock would cause the conversion price on the preferred stock to decrease.
      Prior to February 20, 2010, the preferred stock is not redeemable at our option. On or after February 20, 2010, we may redeem the preferred stock in whole or in part at a purchase price equal to 100% of the liquidation preference plus accumulated and unpaid dividends to the redemption date. We are obligated to redeem for cash all outstanding shares of the preferred stock on February 20, 2015.
Documents Governing our Outstanding Debt
      We have long-term debt agreements which contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. We are currently in compliance with all of the covenants in these agreements.
      Our bank credit agreement as set forth in the Second Amended and Restated Credit Agreement dated as of September 15, 2005, contains a covenant in which we promise not to make any distribution to shareholders except if no event of default or unmatured event of default exists or would result therefrom and we are in compliance with our financial covenants, including maintaining a minimum interest coverage ratio, a maximum leverage ratio and a minimum net worth test.

      In addition, our Indenture dated as of May 15, 2003, and our Indenture dated as of May 21, 2003, under which we have issued senior debt securities, also limit our payment of dividends. Under these documents, we are not permitted to declare or pay any dividend or make any other payment or distribution on account of our capital stock unless:

•	after giving effect thereto no default or event of default has occurred and is continuing or would occur as a consequence of the payment;

•	we would have, at the time of the payment and after giving pro forma effect thereto as if the payment has been made at the beginning of the applicable four-quarter period, been permitted to incur at least $1.00 of additional indebtedness other than permitted debt per the fixed charge coverage ratio tests contained in such indentures; and

•	the payment, together with the aggregate amount of all other restricted payments declared or made after the date of the indentures, do not exceed the basket for such restricted payments as this is set forth in the indentures.
      These prohibitions do not apply to regular quarterly dividends on our capital stock so long as no default has occurred and is continuing or would be caused thereby, if the payment of the regular quarterly dividends does not exceed $13.5 million in any twelve-month period.
Other Considerations
      On June 24, 2004, we suspended the quarterly cash dividend on our common stock. This decision reflects our desire to retain cash in order to strengthen our balance sheet, enhance our financial flexibility and to become better positioned to grow our natural gas distribution business. The payment of future cash dividends will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, our future business prospects and any contractual restrictions on such payments.
DESCRIPTION OF PREFERRED STOCK
      The shares of convertible preferred stock were issued under the certificate of designation. The shares of preferred stock, and the common stock shares issuable upon conversion of the preferred stock, are covered by a registration rights agreement.
      The following description is a summary of the material provisions of the certificate of designation and the registration rights agreement. Copies of the certificate of designation and the registration rights agreement were filed with the SEC as exhibits to our current report on Form 8-K filed March 17, 2005, which is incorporated by reference into this prospectus and the registration statement of which it is a part. These documents, as well as the form of convertible preferred stock share certificate, are also available upon request from us at the address set forth under “Documents Incorporated by Reference.” The following summary of the terms of the convertible preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation and the registration rights agreement. As used in this section, the terms “we,” “us” or “our” refer to SEMCO Energy, Inc. and not any of its subsidiaries.

General
      Under our articles of incorporation, our board of directors is authorized, without further shareholder action, to issue up to 500,000 shares of preferred stock, par value $1 per share, in one or more series, with relative rights and preferences as shall be set forth in the resolutions providing therefor. Currently, 350,000 shares of preferred stock are designated as 5.00% Series B Convertible Cumulative Preferred Stock, all of which are currently outstanding.
      The convertible preferred stock is, and any common stock issued upon the conversion of the convertible preferred stock will be, fully paid and nonassessable. The holders of the convertible preferred stock will have no preemptive or preferential right to purchase or subscribe to our stock, obligations, warrants or other securities of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the convertible preferred stock and the common stock is National City Bank.
      The convertible preferred stock is redeemable at our option as described under “— Optional Redemption.”

Ranking
      The convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to all classes of our common stock, preference stock and to each other class of capital stock or series of preferred stock established after the original issue date of the convertible preferred stock (the “issue date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“junior stock”);

•	on a parity, in all respects, with any class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank on a parity with the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“parity stock”); and

•	junior to each class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“senior stock”).
      While any shares of convertible preferred stock are outstanding, we may not authorize or issue any class or series of senior stock (or any security convertible into senior stock) or parity stock (or any security convertible into parity stock) without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of convertible preferred stock and any other outstanding series of preferred stock, voting as a single class. Without the consent of any holder of convertible preferred stock, however, we may authorize, increase the authorized amount of, or issue any class or series of junior stock. See “— Voting Rights” below.

Dividends
      Holders of shares of convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 5.00% per share on the liquidation preference of $200 per share of convertible preferred stock (equivalent to $10.00 per annum per share). Dividends on the convertible preferred stock (including additional dividends due to a registration default, if any) will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2005 (each, a “dividend payment date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the convertible preferred stock, whether or not in any dividend period or periods such dividends have been declared or there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding February 1, May 1, August 1 and November 1 (each, a “record date”).

Accumulations of dividends on shares of convertible preferred stock shall compound quarterly. Dividends payable on the convertible preferred stock for any period less than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.
      No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon any outstanding share of the convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend upon all outstanding shares of convertible preferred stock.
      No dividends or other distributions (other than a dividend or distribution payable solely in shares of parity stock or junior stock (as to dividend rights), in the case of parity stock, or junior stock (as to dividend rights), in the case of junior stock, and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any parity stock or junior stock (as to dividend rights), nor may any parity stock or junior stock (as to dividend rights) be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity stock or junior stock (as to dividend rights)) by us or on our behalf (except by conversion into or exchange for shares of parity stock or junior stock (as to dividend rights), in the case of parity stock, or junior stock (as to dividend rights), in the case of junior stock) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the convertible preferred stock and any parity stock (as to dividend rights) for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.
      Notwithstanding the foregoing, if full dividends have not been paid on the convertible preferred stock and any parity stock (as to dividend rights), dividends may be declared and paid on the convertible preferred stock and such parity stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the convertible preferred stock and such parity stock will, in all cases, bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the convertible preferred stock and such parity stock bear to each other.
      Holders of shares of the convertible preferred stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the convertible preferred stock, is limited by the terms of our outstanding indebtedness, including the restricted payments covenants under our Indenture, dated May 15, 2003 governing our 7 3/4% Senior Notes due 2013, our Indenture, dated May 21, 2003, governing our 7 1/8% Senior Notes due 2008, and our Amended and Restated Credit Agreement, dated June 25, 2004, as amended. In addition, our ability to declare and pay dividends may be limited by applicable law. See “Risk Factors — Risks Relating to Our Preferred Stock — We may not be able to pay cash dividends on the preferred stock.”

Liquidation Preference
      In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of convertible preferred stock would be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of junior stock with respect to liquidation preference (including common stock), a liquidation preference in the amount of $200 per share of the convertible preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the convertible preferred stock and all parity stock (as to rights upon our liquidation, winding-up or dissolution) are not paid in full, the holders of the convertible preferred stock and the parity stock (as to rights upon our liquidation, winding-up or dissolution) will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
      The certificate of designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights
      The holders of the convertible preferred stock have no voting rights except as set forth below or as otherwise required by Michigan law from time to time.
      The affirmative vote of the holders of at least 66 2/3% of the outstanding preferred stock and any other outstanding series of preferred stock, voting as a single class, is required for the authorization or issuance of any class or series of senior stock (or any security convertible into senior stock) or parity stock (or any security convertible into parity stock) and for amendments to our articles of incorporation that could affect adversely the rights of holders of the preferred stock. The certificate of designation provides that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class of junior stock (as to rights upon our liquidation, winding-up or dissolution) does not require the consent of the holders of the convertible preferred stock, and will not be deemed to affect adversely the powers, preferences or special rights of the holders of the convertible preferred stock.
      If dividends on the convertible preferred stock are in arrears and unpaid for eight or more quarterly periods (whether or not consecutive), the holders of the convertible preferred stock, voting as a single class with any other preferred stock, will be entitled at our next regular or special meeting of shareholders to elect such number of directors to our board of directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full board of directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of directors) until we shall have paid or declared and set apart for payment all accrued dividends on the preferred stock for all past quarterly dividend periods. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the convertible preferred stock has been paid in full.
      In all cases in which the holders of convertible preferred stock are entitled to vote, each share of convertible preferred stock is entitled to one vote.
Conversion Rights

General
      A holder may convert its shares of the convertible preferred stock, in whole or in part, into shares of our common stock at any time, unless we have redeemed or purchased those shares of convertible preferred stock. The conversion rate is initially 26.1438 shares of our common stock per share of convertible preferred stock. The conversion price of a share is equal to $200 divided by the then applicable conversion rate at the time of determination. The conversion rate is subject to adjustment as described below under “— Conversion Rate Adjustments.” Accordingly, an adjustment to the conversion rate will result in a corresponding adjustment to the conversion price. The initial conversion price for the shares is $7.65 per share of common stock.
      The shares issuable upon conversion will be delivered through the conversion agent as soon as practicable following the conversion date. No fractional shares will be issued upon conversion. A holder that would otherwise be entitled to fractional shares of our common stock, will receive a cash amount based on the “applicable stock price” of our common stock on the “trading day” immediately before the conversion date.
      A “trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange, or the NYSE, or, if our common stock is not listed on the NYSE, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated

Quotation System, or NASDAQ, or, if our common stock is not quoted on NASDAQ, on the principal other market on which such common stock is then traded.
      The “applicable stock price,” with respect to a trading day, is equal to the volume-weighted average price per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on such trading day. The “volume-weighted” average,” with respect to a trading day, means such price per share of our common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page SEN <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the “applicable stock price” means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

Payment Upon Conversion Upon a Fundamental Change
      We must give notice of each fundamental change (as defined below) to all record holders on a date (the “effective notice date”) that is within 10 trading days after the effective date of the fundamental change (the “effective date”). If a holder converts its shares at any time beginning at the opening of business on the effective notice date and ending at the close of business on the 30th trading day immediately following the effective date, the holder will receive:

(1) common stock and cash for fractional shares, as described above under “— General” (subject to adjustment as described below under “— Conversion Rate Adjustments” in the event of (i) any reclassification of our common stock, (ii) a consolidation, merger or combination involving us or (iii) a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety, in which holders of our outstanding common stock would be entitled to other types of consideration), plus

(2) the make-whole premium, if any, described under “— Determination of the Make-Whole Premium,” if the fundamental change occurs before February 20, 2010.
      Upon a fundamental change, if the market value on the effective date is less than the conversion price, holders of convertible preferred stock shall have a one-time option to convert all of their outstanding shares of convertible preferred stock at an adjusted conversion price equal to the greater of (1) the market value as of the effective date and (2) $3.00. This option shall be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after the effective date.
      The term “market value” means the average closing price of the common stock for a five consecutive trading day period ending on the trading day immediately prior to such date on the NYSE (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock).
      A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” or “group” (other than us, our subsidiaries or our respective employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person is or has become the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

(3) a majority of the members of our board of directors are not continuing directors (as defined below); or

(4) our common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States.
      The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets.
      However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a U.S. company traded on a national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of convertible preferred stock become convertible solely into such common stock.
      For purposes of this fundamental change definition:

(1) “person” or “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

(2) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the certificate of designation;

(3) “beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

(4) “board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

(5) “continuing director” means, as of any date of determination, any member of our board of directors who was a member of such board of directors on the date of the certificate of designation; or was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election or (B) a nominating committee, a majority of which committee were continuing directors at the time of such nomination or election;

(6) “capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person; and

(7) “voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

Conversion Rate Adjustments
      The conversion rate will be adjusted:

(1) upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2) upon subdivisions, combinations or reclassifications of our outstanding common stock;

(3) upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the “current market price” (as defined in the certificate of designation) per share on the record date for the issuance, provided that the conversion rate for the shares will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

(4) upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

(a) dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

(b) a distribution referred to in clause (6) below; and

(c) distribution of rights pursuant to a shareholder rights plan;

(5) upon any cash dividend or distribution (other than in connection with our liquidation, dissolution or winding up) to all holders of our common stock;

(6) upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the certificate of designation) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer (the “expiration date”), in which case, immediately prior to the opening of business on the business day after the expiration date, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date multiplied by a fraction:

(a) whose numerator is the sum of:

(i) the aggregate amount of cash and the aggregate value of any such other consideration distributed in connection with the tender or exchange offer; and

(ii) the product of (A) such “current market price” per share of our common stock and (B) the number of shares of our common stock outstanding as of the expiration date (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

(b) whose denominator is the product of:

(i) such “current market price” per share of our common stock; and

(ii) the number of shares of our common stock outstanding as of the expiration date (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).
      Notwithstanding the foregoing, in no event will the conversion rate exceed 33.3333 shares per $200 liquidation preference of shares, as adjusted pursuant to paragraphs (1), (2), (3), (4) and (6) above, as a result of an adjustment pursuant to paragraph (5) above.
      No adjustment to the conversion rate will be made if we provide that the holders of shares of the convertible preferred stock will participate in the distribution without conversion, or in certain other cases.

      The conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the shares of convertible preferred stock were first issued; or

•	for accumulated and unpaid dividends, including additional dividends due to a registration default, if any.
      The holders will receive, upon conversion of the shares into our common stock, in addition to the common stock, the rights under our rights plan or under any future rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See “Description of Capital Stock.”
      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our consolidated property and assets, in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of shares of the convertible preferred stock will generally thereafter be entitled to convert their shares into the same type of consideration received by common stock holders immediately following one of these types of events.
      If a taxable distribution to holders of our common shares or other transaction occurs which results in an adjustment of the conversion rate, you may in certain circumstances be deemed to have received a distribution subject to United States Federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common shares. See “Material U.S. Federal Income Tax Considerations” below for a relevant discussion.
      No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least 1.0%. Any adjustment not made will be taken into account in subsequent adjustments.

Conversion Procedures
      The right of conversion attaching to any share may be exercised (a) if such share is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such share is represented by a certificated security, by delivery of such share at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the share and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.
      No separate payment or adjustment will be made for accumulated and unpaid dividends on a converted share or for dividends or distributions on any of our common stock issued upon conversion of a share. By delivering to the holder the number of shares issuable upon conversion together with a cash payment in lieu of any fractional shares plus any other consideration due upon conversion, we will satisfy our obligation with respect to the conversion of the shares. That is, accumulated dividends (including additional dividends due to a registration default, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accumulated dividends (including additional dividends due to a registration default, if any).

      If the holder converts after the close of business on a record date for a dividend payment but prior to the corresponding dividend payment date, such holder will receive on the dividend payment date dividend accumulated on those shares, notwithstanding the conversion of shares prior to the dividend payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. Each holder, however, agrees, by accepting a share, that if the holder surrenders any shares for conversion during such period, such holder must pay us at the time such holder surrenders its share for conversion an amount equal to the dividend that will be paid on the shares being converted on the dividend payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an dividend payment but prior to the corresponding dividend payment date or (2) any overdue dividend exists at the time of conversion with respect to the shares being converted, but only to the extent of the amount of such overdue dividend. Accordingly, under the circumstances described in clause (1), a holder of shares who chooses to convert those shares on a date that is after a record date but prior to the corresponding dividend payment date, will not be required to pay us, at the time that holder surrenders those shares for conversion, the amount of regularly scheduled dividend it will receive on the dividend payment date.
      Holders of shares are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the share. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.
      The shares will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of shares in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the conversion is effective.
      A certificate for the number of full shares of common stock into which the shares are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable following the conversion date.
Determination of the Make-Whole Premium
      If a fundamental change occurs prior to February 20, 2010, we will pay a make-whole premium upon certain conversions of the shares as described above under “Conversion Rights — Payment Upon Conversion Upon a Fundamental Change.” The make-whole premium will be:

•	equal to a percentage of the liquidation preference of the shares converted determined by reference to the table below, based on the date on which the fundamental change becomes effective (the “effective date”), and the price (the “stock price”) paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below; and

•	in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of shares upon conversion.
      We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights). We will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change. The make-whole premium will be payable on the 35th trading day (as defined above under “Conversion — General”) following the effective date for shares converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative value, determined as described below, of the different forms of consideration paid to our common shareholders in connection with the fundamental change.
      The stock price paid, or deemed paid, per share of our common stock in the transaction constituting the fundamental change will be calculated as follows:

(1) In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

(a) securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq or any similar system of automated dissemination of quotations of securities prices, will be valued at the average of the applicable stock prices of such securities for the five consecutive trading days beginning on the second trading day after the effective notice date,

(b) other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks, and

(c) 100% of any cash.

(2) In all other cases, the value of our shares will equal the average of the applicable stock prices of our common stock for the five consecutive trading days beginning on the second trading day after the effective notice date.
      The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make-whole premium will be calculated in the same manner, except that to the extent such value is calculated pursuant to clause (1)(a), (1)(b) or (2), such value shall be multiplied by 98%.

      The following table sets forth the stock price paid, or deemed paid, per share of our common stock in the transaction constitutes the fundamental change, the effective date and make-whole premium (expressed as a percentage of liquidation preference) upon a conversion in connection with a fundamental change:
Make-Whole Premium
(% of Liquidation Preference)

	Effective Date

	March 15,	March 15,	March 15,	March 15,	March 15,	February 20,
Stock Price(1)	2005	2006	2007	2008	2009	2010

$6.00	0.0	0.0	0.0	0.0	0.0	0.0
$7.00	10.4	8.4	6.1	3.5	0.3	0.0
$8.00	16.9	14.8	12.2	9.2	5.3	0.0
$9.00	15.4	13.2	10.6	7.5	3.6	0.0
$10.00	14.2	12.1	9.5	6.4	2.7	0.0
$11.00	13.3	11.1	8.7	5.8	2.4	0.0
$12.00	12.4	10.4	8.0	5.3	2.2	0.0
$13.00	11.6	9.7	7.5	5.0	2.0	0.0
$14.00	10.9	9.1	7.1	4.7	1.9	0.0
$15.00	10.3	8.6	6.7	4.4	1.8	0.0
$20.00	7.3	6.2	4.9	3.3	1.4	0.0
$25.00	4.8	4.1	3.2	2.2	0.9	0.0
$30.00	2.8	2.3	1.8	1.2	0.5	0.0
$35.00	1.2	1.0	0.7	0.4	0.1	0.0

(1)	The stock prices set forth in the table will be adjusted as of any date on which the conversion rate of the shares is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment to the conversion rate and the denominator of which is the conversion rate as so adjusted.
The exact stock price and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $35.00 per share (subject to adjustment in the same manner as the stock price) the payment corresponding to row $35.00 will be paid; and

•	if the stock price is less than or equal to $6.00 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.
      Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.
Optional Redemption
      Prior to February 20, 2010, the convertible preferred stock will not be redeemable at our option. On or after February 20, 2010, we may redeem the convertible preferred stock, in whole or in part, at a purchase price in cash equal to 100% of the liquidation preference of those shares of convertible preferred stock, plus accumulated and unpaid dividends (including additional dividends due to a registration default, if any), to the redemption date.

      We will give at least 30 days’ notice of redemption by mail to holders of shares. Shares called for redemption are convertible by the holder until the close of business on the business day immediately preceding the redemption date.
      If we do not redeem all of the shares of convertible preferred stock, we will select the shares of convertible preferred stock to be redeemed by lot or on a pro rata basis in accordance with the applicable procedures of DTC to the extent shares of convertible preferred stock are held in book-entry form. If any shares of convertible preferred stock are to be redeemed in part only, we will issue a new share or shares with a liquidation preference equal to the unredeemed liquidation preference portion thereof. If a portion of the holder’s shares of convertible preferred stock is selected for partial redemption and the holder converts a portion of its shares, the converted portion will be deemed to be taken from the portion selected for redemption.
      If the dividend disbursing agent holds cash sufficient to pay the purchase price for the shares for which a redemption notice has been delivered on the redemption date in accordance with the certificate of designations, then, on and after the redemption date, the shares will cease to be outstanding and the dividends (including additional dividends due to a registration default, if any), on such shares shall cease to accrue, whether or not the shares are delivered to the dividend disbursement agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the redemption price upon delivery of the shares.
Mandatory Redemption
      We will be obligated to redeem for cash all outstanding shares of the convertible preferred stock on February 20, 2015. The redemption price will be equal to the $200 liquidation preference plus an amount equal to accrued and unpaid dividends from, and including, the immediately preceding dividend payment date to, but excluding, the date of redemption.
Consolidation, Merger and Sale of Assets
      The certificate of designation provides that we may, without the consent of the holders of any of the outstanding convertible preferred stock (except as provided by Michigan law), consolidate with or merge into any other person or convey, transfer or lease all or substantially all our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of convertible preferred stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the convertible preferred stock had immediately prior to such transaction; and (c) certain procedural conditions are met.
      Under any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of convertible preferred stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the convertible preferred stock. This provision does not limit the rights of holders in the event of a fundamental change, including their right to receive the make-whole premium in connection with a conversion.
SEC Reports
      Whether or not we are required to file reports with the SEC, if any shares of convertible preferred stock are outstanding, we will file with the SEC all such reports and other information as we would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act. See “Where You Can Find More Information.” We will supply each holder of convertible preferred stock, upon request, without cost to such holder, copies of such reports or other information.

Registration Rights
      We entered into a registration rights agreement with the initial purchasers on March 15, 2005 for the benefit of the holders of the convertible preferred stock and the common stock issued upon conversion of the convertible preferred stock (collectively, the “restricted securities”). Pursuant to the registration rights agreement, we filed with the SEC a shelf registration statement on Form S-3 (of which this prospectus is a part) to cover resales of restricted securities by holders who satisfy certain conditions and who provide certain information for use with the shelf registration statement.
      Pursuant to the registration rights agreement, we agreed, at our cost to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act on or prior to September 11, 2005 and to keep the shelf registration statement effective until such time as the restricted securities are eligible to be sold under Rule 144(k) under the Securities Act or until all the restricted securities have been sold pursuant to such shelf registration statement.
      Holders who desire to sell their restricted securities pursuant to the shelf registration statement must deliver to us a properly completed and signed Selling Securityholder Notice and Questionnaire, a form of which appeared in Annex A to the offering circular used in conjunction with the initial private placement of the preferred stock.
      We will, among other things, provide to each holder that delivered to us this form and for whom the shelf registration statement of which this prospectus is a part was filed, copies of this prospectus, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of such restricted securities. A holder selling such securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).
      If the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of the restricted securities in accordance with and during the periods specified in the registration rights agreement (a “registration default”), dividends will accumulate on the convertible preferred stock at the rate of 5.50% per annum (50 basis points above the rate shown on the cover page of this prospectus), from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. At all other times, dividends will accumulate on the convertible preferred stock at the annual rate shown on the cover page of this prospectus. The preceding summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us at the address set forth under “Documents Incorporated by Reference.”
Book-Entry, Delivery and Form
      We initially issued the convertible preferred stock in the form of two global securities. The global securities were deposited with, or on behalf of, DTC, and registered in the name of DTC or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.
      Shares of convertible preferred stock that are issued as described below under “— Certificated Convertible Preferred Stock” will be issued in definitive form. Upon the transfer of convertible preferred stock in definitive form, such convertible preferred stock will, unless the global securities have previously been exchanged for convertible preferred stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of convertible preferred stock being transferred.

      The DTC has advised us as follows: The DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
      Pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC credited, on its book-entry registration and transfer system, the liquidation preference of the convertible preferred stock represented by such global securities to the accounts of participants. The accounts credited were designated by the initial purchasers of such convertible preferred stock. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.
      So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the convertible preferred stock evidenced by the global certificates for all purposes of such convertible preferred stock and the certificate of designation. Except as set forth below, as an owner of a beneficial interest in the global certificates, you will not be entitled to have the convertible preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated convertible preferred stock in definitive form and will not be considered to be the owner or holder of any convertible preferred stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
      All payments on convertible preferred stock represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.
      We expect that DTC or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Convertible Preferred Stock
      Subject to certain conditions, the convertible preferred stock represented by the global securities is exchangeable for certificated convertible preferred stock in definitive form of like tenor as such convertible preferred stock if (1) DTC notifies us that it is unwilling or unable to continue as DTC for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the convertible preferred stock represented by the global securities. Any convertible preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated convertible preferred stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC or its nominee.
DESCRIPTION OF CAPITAL STOCK
      Our total authorized capital stock consists of (a) 500,000 shares cumulative preferred stock, par value of $1.00 per share, (b) 3,000,000 shares of preference stock, and (c) 100,000,000 shares of common stock, par value $1.00 per share. At November 18, 2005 there were outstanding 33,689,855 shares of common stock. This amount does not include (i) the 23.5 million shares that we have previously reserved for issuance, into which the 350,000 shares of our preferred stock are potentially convertible or (ii) the vested and unvested options outstanding to purchase 1.2 million shares of our common stock as of November 18, 2005. We have a series of our preferred stock designated as the 5.00% Series B Convertible Cumulative Preferred Stock, of which 350,000 shares were outstanding at November 18, 2005. We also currently have Series A Preference Stock with the number of shares constituting such series set at 2,000,000. The Series A Preference Stock is reserved for issuance pursuant to our Shareholder Rights Plan, but no shares are currently outstanding. We also have a series of preference stock designated 6% Series B Convertible Preference Stock consisting of 70,000 shares, of which none are issued and outstanding. The following description of our capital is qualified in its entirety by reference to our articles of incorporation and bylaws and the laws of the State of Michigan. You should carefully review our articles of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus is a part for a complete description.
Common Stock
      Voting Rights. The holders of common stock are entitled to one vote for each share on all matters voted upon by our shareholders and, subject to any voting rights of the holders of the preferred stock and preference stock described below, the holders of such shares currently possess all voting power. Our articles of incorporation provide for cumulative voting for the election of our directors.
      Preemptive Rights. No holder of common stock has any preemptive right to subscribe to any additional securities which we may issue.
      Liquidation Rights. Subject to the preferential rights of holders of our preferred stock and preference stock, upon our liquidation the holders of our common stock are entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

      Listing. Our common stock is listed on the New York Stock Exchange under the symbol “SEN.”
      Transfer Agent and Registrar. National City Bank is the transfer agent and registrar for our common stock.
      Dividend Rights. The holders of common stock are entitled to dividends when, as and if, declared by the Board of Directors out of our surplus after full cumulative dividends on the preferred stock and preference stock, if any, shall have been paid or set apart for payment and any sinking fund obligations with respect to each series of the preferred stock and preference stock then outstanding, if any, have been satisfied.
      We have long-term debt agreements which contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. We are currently in compliance with all of the covenants in these agreements. See “Dividend Policy” for a description of these covenants.
Preferred Stock
      The Board of Directors is authorized, without further action by shareholders, to issue preferred stock, in one or more series, from time to time, with such rights and preferences as may be provided in a resolution adopted by the Board of Directors. The authority of the Board includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof:

(a) the rate of dividends and the extent of further participation in dividend distribution, if any;

(b) the price at and the terms and conditions on which the shares are redeemable;

(c) the amount payable upon shares in event of voluntary or involuntary liquidation;

(d) sinking fund provisions for the redemption or purchase of shares; and

(e) the terms and conditions on which shares are convertible.
      The terms of each series of preferred stock may include the following:

(a) the title and stated value of such preferred stock;

(b) the number of shares of such preferred stock offered and the offering price and liquidation preference per share of such preferred stock;

(c) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

(d) the date from which dividends on such preferred stock shall accumulate, if applicable;

(e) the provision for a sinking fund, if any, for such preferred stock;

(f) the provision for redemption, if applicable, of such preferred stock;

(g) any listing of such preferred stock on any securities exchange;

(h) a discussion of federal tax considerations applicable to such preferred stock;

(i) any voting rights of holders of such preferred stock;

(j) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock;

(k) the relative ranking and preference of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(l) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(m) the terms and conditions, if applicable, upon which such preferred stock will be convertible into or participate in dividends, if any, paid on the common stock, including the conversion price (or manner of calculation thereof).
      In the event of our liquidation or dissolution, the holders of preferred stock are entitled to receive a fixed amount for each series before any distribution is made to the holders of common stock or preference stock.
      As long as any preferred stock remains outstanding, we may not purchase any shares of our common stock or purchase or redeem any preference stock. As long as any preferred stock remains outstanding, we may not without the consent of the holders of at least two-thirds of the outstanding preferred stock authorize any class of stock having a priority or preference over or ranking on a parity with the preferred stock as to dividends or distribution of assets or amend the provisions of our articles of incorporation in a manner that would adversely affect the rights of holders of the preferred stock.
      If at any time we fail to declare and pay or set apart for payment in full eight quarterly dividends (whether or not consecutive) on all of the outstanding preferred stock, then the holders of the outstanding preferred stock shall have the right, voting as a single class irrespective of series, to elect such number of our directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of directors) until we shall have paid or declared and set apart for payment all accrued dividends on the preferred stock for all past quarterly dividend periods. At August 3, 2005, 350,000 shares of preferred stock were outstanding.
      5.00% Series B Convertible Cumulative Preferred Stock. In March 2005, the Board of Directors created a series of preferred stock designated as the “5.00% Series B Convertible Cumulative Preferred Stock” with the number of shares constituting such series at 350,000, all of which were outstanding as of September 1, 2005. See “Description of Preferred Stock.”
Preference Stock
      The Board of Directors has the authority to divide the 3,000,000 shares of preference stock into series and, within the limitations set forth in the laws of the State of Michigan and in the articles of incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. The preference stock ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, except to the extent that a specific series of preferred stock provides otherwise.
      Series A Preference Stock. In January, 1997, the Board of Directors created a series of preference stock designated as Series A Preference Stock with the number of shares constituting such series set at 2,000,000. The Series A Preference Stock is reserved for issuance pursuant to a Shareholder Rights Plan, but no shares of Series A Preference Stock are currently outstanding. See “Anti-Takeover Provisions — Shareholder Rights Plan.”
      If Series A Preference Stock was outstanding, dividends would accrue and be cumulative in an amount per share per quarter equal to the greater of (i) $10.00 or (ii) the Adjustment Number (as defined below) times the per share amount of all cash dividends, and the Adjustment Number times the per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of the shares of common stock), declared on the common stock since the preceding quarterly dividend payment date, or, if later, since the issuance or such Series A Preference Stock. Upon our liquidation or dissolution, the holders of Series A Preference Stock are entitled to receive $100 per share plus all accrued and unpaid dividends. The Series A Preference Stock is not redeemable and ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series provides otherwise.
      If Series A Preference Stock was outstanding, a holder of Series A Preference Stock would be entitled to the number of votes equal to the Adjustment Number times the number of votes to which a holder of common stock is entitled. Except as otherwise provided below or by law, Series A Preference Stock and common stock shall vote together as one class on all matters submitted to a vote of the holders of common stock.
      If any dividends on Series A Preference Stock shall be in arrears for six or more quarterly dividends, a “default period” shall begin. The default period shall end when all accrued dividends shall have been paid or set apart for payment. During a default period, the holders of Series A Preference Stock shall have the right to elect two directors. This vote shall be as a class for all series of preference stock entitled to vote. Our articles of incorporation initially set the Adjustment Number at 100. If we shall (i) pay any dividend on common stock in shares of common stock; (ii) subdivide the common stock; or (iii) combine the common stock into a smaller number of shares, the Adjustment Number shall be modified by multiplying it by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.
      Series B Preference Stock. On March 19, 2004, the Board of Directors created a new series of preference stock designated as the “6% Series B Convertible Preference Stock” consisting of 70,000 shares none of which are currently outstanding.
Direct Stock and Dividend Reinvestment Plan
      We sponsor a direct stock purchase and dividend reinvestment plan under which investors may purchase shares of common stock without paying brokerage fees and other expenses. Under the plan, the plan administrator may purchase common stock in the open market, through private transactions or from us. If shares are purchased on the open market, or through private transactions, the price of the shares purchased through the plan will be the weighted average price paid in the stock market for the particular investment date. If the plan administrator purchases shares from us, the price paid for those shares will be the average of the closing prices on the three trading days prior to the purchase date as quoted on the New York Stock Exchange. We initially reserved 2,000,000 shares of common stock for issuance under the plan. As of September 30, 2005, 1,461,953 shares were available for issuance under the plan.
Anti-Takeover Provisions
      Articles of Incorporation. The following provisions of our articles of incorporation may delay, deter or prevent a person from acquiring us or changing control of the Board of Directors. Our articles of incorporation divide the Board into three classes with staggered terms; each director is elected for a three year term. Approximately one-third of the Board positions are filled by a shareholder vote each year. Directors may be removed but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. In addition to requirements imposed under Chapters 7A and 7B of the Michigan Business Corporation Act, or the MBCA, our articles of incorporation provide that a business combination cannot occur unless a written opinion is obtained from an independent investment banker that the consideration to be paid to our shareholders is fair and reasonable; provided, however, the directors may waive this requirement. Our articles of incorporation also contain provisions limiting the personal liability of directors.
      Anti-Takeover Statute. We are subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. Such requirements do not apply if (a) the corporation’s Board of Directors approves the transaction prior to the time the 10% or more owner becomes such or (b) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other shareholders in the open market, through private transactions or acquired through a tender offer. In addition to the requirements imposed by Chapter 7A of the MBCA, a business combination subject to Chapter 7A of the MBCA may not be effected without first obtaining the written opinion of an independent investment banker to the effect that the consideration to be paid to our shareholders is fair and reasonable.
      Control Share Statute. We are subject to Chapter 7B of the MBCA, which provides that control shares of a public company acquired in a control share acquisition have no voting rights except as granted by resolution approved by the shareholders of the company. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of pre-existing, disinterested shareholders. “Control shares” are outstanding shares which, but for Chapter 7B, when added to all other shares owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, directly or indirectly, acting alone or in a group, to exercise or direct the exercise of the voting power of the public corporation in the election of directors within any of the following ranges of voting power:

•	one-fifth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority.

      The shareholder resolution conferring voting rights on control shares must be approved by both

•	a majority of the votes cast by the holders of shares entitled to vote thereon, and if the proposed control share acquisition would, if fully carried out, result in any action which would require a vote as a class or series, by a majority of the votes cast by the holders of shares of each such class or series entitled to vote thereon; and

•	a majority of the votes cast by the holders of shares entitled to vote and a majority of the votes cast by the holders of shares of each class or series entitled to vote as a class or series, excluding all interested shares (which are shares owned by the acquirer and certain officers and employee directors).
      No such approval is required, however, for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or for certain other transactions described in Chapter 7B. Although control shares include, for the purpose of determining whether the thresholds have been met, shares beneficially owned by persons acting as a group, the formation of a group does not constitute a control share acquisition of shares held by members of the group.
      Under Chapter 7B, in the event that our shareholders approve full voting rights for the control shares acquired in a control share acquisition and the acquiring person has acquired a majority of all voting power of the corporation, our shareholders (other than the acquiring person) would have dissenters’ rights to receive the “fair value” of their shares from the corporation. In addition, upon meeting certain conditions enumerated in Article XII of our bylaws, control shares acquired in a control share acquisition are redeemable for their fair value at our option during certain periods specified in Chapter 7B. For each of these purposes, “fair value” is defined as a value not less than the highest per share price paid by the acquiring person in the control share acquisition.
      Shareholder Rights Plan. In January 1997, we adopted a Shareholder’s Rights Plan pursuant to which 2,000,000 shares of Series A Preference Stock are reserved under the plan for sale to holders of common stock. The common stock currently trades with a right to purchase such Series A Preference Stock. The right is intended to protect shareholders in the event of an unsolicited attempt to acquire us and becomes exercisable upon the occurrence of certain triggering events. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The right could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the Board of Directors. See “Description of Capital Stock — Preference Stock — Series A Preference Stock.”
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion summarizes the material U.S. federal income tax consequences to holders (as defined below) of the purchase, ownership, and disposition of the preferred stock and any common stock received upon its conversion. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final and temporary Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of preferred stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons that hold the preferred stock or common stock as part of a straddle or conversion transaction, former U.S. citizens or long term residents, or holders subject to the alternative minimum tax, all of whom or which may be subject to special rules. In addition, this discussion is limited to persons who hold the preferred stock or common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. As used in this section, a “U.S. holder” is a beneficial owner of preferred stock or common stock that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation, or entity taxable as a corporation that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.
      A “non-U.S. holder” is a beneficial owner of preferred stock or common stock that is not a U.S. holder.
      If a partnership (including a limited liability company for which no election to be treated as a corporation for U.S. federal income tax purposes is in effect) holds preferred stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.
      YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION, AND DISPOSITION OF PREFERRED STOCK AND COMMON STOCK RECEIVED AS A RESULT OF A CONVERSION OF PREFERRED STOCK.
Consequences to U.S. Holders of Preferred Stock or Common Stock
      Distributions. The amount of any distribution to you with respect to preferred stock or common stock will be treated as a dividend, taxable as ordinary income to you, to the extent of our current or accumulated earnings and profits (“earnings and profits”) as determined under U.S. federal income tax principles. To the extent the amount of such distribution exceeds our earnings and profits, the excess will be applied against and will reduce your adjusted tax basis (on a dollar-for-dollar basis) in the preferred stock or common stock, as the case may be. Any amount in excess of your tax basis will be treated as capital gain.
      Dividends to Individual Shareholders. If you are an individual, for taxable years beginning on or before December 31, 2008, dividends on the preferred stock or common stock will be taxed at special reduced rates, the maximum U.S. federal tax rate being 15%, if the holder has held the shares of stock for more than 60 days during the 121-day period beginning 60 days before the Code section 246(c) ex-dividend date and other requirements applicable to “qualified dividend income” are satisfied. Dividends on the preferred stock attributable to a period or periods aggregating more than 366 days will qualify to be taxed as net capital gain only if holders held their shares more than 90 days during the 181-day period beginning 90 days before the ex-dividend date. You should consult your own tax advisor as to your eligibility for such reduced rates of taxation.
      Dividends to Corporate Shareholders. In general, a distribution which is treated as a dividend for U.S. federal income tax purposes and is made to a corporate shareholder with respect to the preferred stock or common stock will qualify for the 70% dividends-received deduction under Section 243 of the Code. In general, the dividends-received deduction is available only if the stock in respect of which a dividend is paid has been held for more than 45 days during the 91-day period beginning on the date which is 45 days before the ex-dividend date, or at least 91 days during the 181-day period beginning on the date which is 90 days before the ex-dividend date in the case of a dividend paid with respect to preferred stock and which is attributable to a period or periods aggregating more than 366 days. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell or other similar transactions. The dividends-received deduction will not be available to the extent that the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction is limited to specified percentages of the holder’s taxable income and may be reduced or eliminated if the holder has indebtedness “directly attributable to its investment” in the stock.

      Prospective corporate purchasers of convertible preferred stock should consult their own tax advisors to determine whether these limitations might apply to them. No assurance can be given that we will have sufficient earnings and profits for federal income tax purposes to cause all or any portion of the distributions from us to be taxable as dividends. As a result, no assurance can be given that any distribution on the preferred stock or common stock will be treated as a dividend for which the dividends-received deduction will be available.
      If distributions with respect to the preferred stock or common stock exceed our earnings and profits, the excess will be applied against and reduce the holder’s basis in the preferred stock or common stock, as applicable. Any amount in excess of the amount of the dividend and the amount applied against basis will be treated as capital gain.
      Extraordinary Dividends. If a corporate holder of preferred stock or common stock receives an “extraordinary dividend” from us with respect to stock which it has not held for more than two years before the dividend announcement date, the basis of the stock will be reduced (but not below zero) by the portion of the dividend which is not taxable because of the dividends-received deduction. If, because of the limitation on reducing basis below zero, any amount of the non-taxable portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of stock in the taxable year in which the extraordinary dividend is received. An “extraordinary dividend” on the preferred or common stock would include a dividend that (i) equals or exceeds 5%, in the case of the preferred stock, or 10%, in the case of the common stock, of the holder’s adjusted basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder’s adjusted basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock rather than its adjusted basis for purposes of applying the 5%, 10% or 20% limitation if the holder is able to establish such fair market value to the satisfaction of the IRS. An “extraordinary dividend” also includes any amount treated as a dividend in the case of a redemption of the preferred stock or common stock that is not pro rata to all shareholders, irrespective of the holder’s holding period of the stock.
      Special rules apply with respect to “qualified preferred dividends.” A qualified preferred dividend is any fixed dividend payable with respect to stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return on such stock does not exceed 15%. For this purpose, the actual rate of return is determined solely by taking into account dividends during such holding period and by using the lesser of the adjusted basis or the liquidation preference in respect of such preferred stock. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years. If the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return as determined under section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for this purpose is determined under principles similar to those applicable for purposes of the dividends-received deduction discussed above. Qualified preferred dividends do not include amounts treated as a dividend as a result of non-pro rata redemptions of preferred stock or common stock.
      Any loss on the sale or exchange of stock with respect to which an individual holder has received an extraordinary dividend that is also qualified dividend income (see “Distributions to Individual Shareholders” above) will be treated as long-term capital loss to the extent of the dividend. The deductibility of capital losses is limited.
      Sale or Other Disposition. Upon a sale or other disposition of preferred stock or common stock (other than an exchange of preferred stock for common stock pursuant to the conversion privilege), you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the preferred stock or common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the preferred stock or common stock, as applicable, is more than one year. Long-term capital gains are currently taxable at a maximum U.S. federal tax rate of 15% in the case of individuals and 35% in the case of corporations. The deductibility of capital losses is subject to limitations.
      Redemption of Preferred Stock For Cash. A redemption of shares of preferred stock by us for cash will be treated as a distribution taxable as a dividend (and, in the case of a corporate holder, as an “extraordinary dividend”) (see “Distributions”, “Dividends to Individual Shareholders”, “Dividends to Corporate Shareholders” and “Extraordinary Dividends” above) to redeeming shareholders to the extent of our earnings and profits (and to the extent of any portion of such distribution that is in excess of earnings and profits, as return of capital to the extent of basis, and thereafter, as capital gain) unless the redemption:

•	results in a complete termination of the shareholder’s interest in us (within the meaning of section 302(b)(3) of the Code);

•	is “substantially disproportionate” (within the meaning of section 302(b)(2) of the Code) with respect to the holder; or

•	is “not essentially equivalent to a dividend” (within the meaning of section 302(b)(1) of the Code).
      In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in section 318 of the Code, as well as shares actually owned, will be taken into account. If any of the foregoing tests is met, the redemption of shares of preferred stock for cash will result in taxable gain or loss equal to the difference between the amount of cash received (except cash attributable to accrued, unpaid, declared dividends, which will be taxable as a dividend described above), and the holder’s basis in the redeemed shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period exceeds one year. Long-term capital gains are currently taxable at a maximum rate of 15% in the case of individuals and 35% in the case of corporations. The deductibility of capital losses is subject to limitations.
      Conversion of Preferred Stock in Exchange for Common Stock. You generally will not recognize gain or loss by reason of receiving common stock in exchange for preferred stock upon conversion of the preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares and the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution as described above under “Distributions.” The adjusted tax basis of the common stock (including fractional share interests) so acquired (excluding any common stock received that is attributable to dividend arrearages) will be equal to the tax basis of the shares of preferred stock exchanged and the holding period of the common stock received will include the holding period of the preferred stock exchanged. The adjusted tax basis of any common stock treated as received in a constructive distribution will be equal to its fair market value on the date of the exchange and the holding period for such common stock will begin the day after the date of the exchange.
      Adjustment of Conversion Price. Holders of preferred stock may, in certain circumstances, be deemed to have received constructive distributions of stock if the conversion rate for the preferred stock is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the preferred stock, however, generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the anti-dilution provisions of the preferred stock, including, without limitation, adjustments in respect of stock dividends or the distribution of rights to subscribe for common stock should qualify as being pursuant to a bona fide reasonable adjustment formula and should not result in a constructive distribution. In contrast, adjustments in respect of distributions of our indebtedness or assets to our stockholders, for example, will not qualify as being pursuant to a bona fide reasonable adjustment formula. In addition, any adjustment triggered by a “fundamental change” as described under “Description of Preferred Stock” may not so qualify. If such adjustments are made, the holders generally will be deemed to have received constructive distributions in amounts based upon the increase, if any, of the value of such holders’ interests in our equity resulting from such adjustments. Certain de minimis adjustments will not be taken into account for this purpose. The amount of the distribution will be treated as a distribution to a holder with the tax consequences specified above under “Distributions.” Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our earnings and profits even though you did not receive any cash or property as a result of such adjustments.
      Conversion of Preferred Stock After Dividend Record Date. If a holder exercises its right to convert the preferred stock into shares of common stock after a dividend record date but before payment of the dividend, then upon conversion, the holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of the common stock received. When the dividend is received, the holder would recognize the dividend payment in accordance with the rules described under “— Distributions” above.
      Backup Withholding. Under the backup withholding provisions of the Code and applicable Treasury Regulations, you may be subject to backup withholding with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, preferred stock or common stock unless:

•	you are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

•	within a reasonable period of time, you provide a taxpayer identification number, certified under penalties of perjury as well as certain other information or otherwise establish an exemption from the backup withholding rules.
      The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.
Consequences to Non-U.S. Holders of Preferred or Common Stock
      Dividends. In general, dividends received by you with respect to our preferred stock or common stock will be subject to withholding of U.S. Federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment) are generally subject to U.S. Federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.
      For purposes of obtaining a reduced rate of withholding under an income tax treaty, you generally will be required to provide a U.S. taxpayer identification number as well as certain information concerning your country of residence and entitlement to tax treaty benefits. Generally, this will be accomplished by providing a properly executed IRS Form W-8BEN. If you instead are claiming an exemption from withholding with respect to dividends effectively connected with the conduct of a trade or business within the United States, you will be required to provide an appropriate certification to us or our paying agent (generally by providing a properly completed IRS Form W-8ECI).
      Sale or Other Disposition. As a non-U.S. Holder, you generally will not be subject to U.S. Federal income tax on any gain recognized on the sale or other disposition of preferred stock or common stock unless:

•	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty)

•	you are an individual who holds the preferred stock or common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•	we are or have been, within a 5-year period ending on the date of your disposition of preferred stock or common stock, a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes.

      We do not believe we are or have been in the last five years a USRPHC or that we will become a USRPHC in the future. However, there can be no assurances that the Internal Revenue Service may not take an adverse position. If the IRS determines that we are a USRPHC, then the tax consequences to certain Non-U.S. holders may be affected. In general, gain on the sale or other disposition of stock of a USRPHC that is regularly traded on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the holder, the non-regularly traded stock acquired by such holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible.
      Although it is possible that, in the future, the preferred stock will be listed on an established securities market, there can be no assurance that such stock will be listed or, if listed, that it will qualify as “regularly traded” under the relevant rules. If the preferred stock is so listed and if it is considered to be “regularly traded,” gain recognized by a holder that owns more than 5% of the preferred stock at any time during the five year period ending on the date of disposition would be subject to U.S. federal income tax. If the preferred stock is not listed on an established securities market, or, if listed, does not qualify as “regularly traded,” gain recognized on a sale of preferred stock would be subject to U.S. federal income tax only in the case of a holder that owned, as of the date of any acquisition of such preferred stock, an amount of preferred stock having a fair market value greater than 5% of the common stock into which it is convertible.
      Non-U.S. holders that may be treated as beneficially owning more than 5% of our preferred or common stock should consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of preferred or common stock.
      Redemption of Preferred Stock for Cash. Upon a redemption of the preferred stock for cash, we may be required to withhold tax on the entire amount of the proceeds at a 30% rate or lower treaty rate applicable to dividends unless a Non-U.S. holder is able to demonstrate to our satisfaction that such redemption or exchange satisfies the section 302 tests discussed above with respect to such Non-U.S. holder (see “Consequences to U.S. Holders of Preferred Stock or Common Stock — Redemption of Preferred Stock for Cash” above).
      Conversion of Preferred Stock in Exchange for Common Stock. You generally will not recognize any gain or loss by reason of receiving common stock in exchange for preferred stock upon conversion of the preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares, as described above under “Sale or Other Disposition,” and the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution, and will be taxable, as described above under “Dividends,” to you to the extent of our earnings and profits.
      Information Reporting and Backup Withholding. We must report annually to the IRS and to you the amount of dividends paid to you (including the amount of any constructive dividends) regardless of whether withholding was required, and the amount of any tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.
      Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your preferred stock or common stock unless you certify your non-U.S. status, provided we do not have actual knowledge or reason to know that you are a U.S. holder.
      The payment of proceeds of a sale of preferred stock or common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify under penalties of perjury as to your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of preferred stock or common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.
      THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND ANY COMMON STOCK RECEIVED UPON ITS CONVERSION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
SELLING SECURITYHOLDERS
      We originally issued 325,000 shares of the preferred stock in a private placement on March 15, 2005 and, pursuant to the initial purchasers’ exercise of their over-allotment option, an additional 25,000 shares on March 22, 2005. The preferred stock was resold by the initial purchasers to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act or to non U.S. persons in offshore transactions in reliance on Regulation S, in either case in transactions exempt from registration under the Securities Act.
      This prospectus covers sales, by the selling securityholders named below, of preferred stock and shares of common stock issued upon conversion of the preferred stock. The selling securityholders purchased their preferred stock from the initial purchasers or from subsequent holders in transactions exempt from registration under the Securities Act. Selling securityholders who are selling common stock that was issued upon conversion of shares of the preferred stock acquired such common stock from us upon conversion of their previously acquired preferred stock or from the initial purchasers or from subsequent holders in transactions exempt from registration under the Securities Act.
      The preferred stock and the shares of common stock issuable upon conversion of the preferred stock that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the preferred stock and common stock into which the preferred stock is convertible. The following table sets forth certain information we have received as of September 30, 2005, concerning the number of shares of preferred stock beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time pursuant to this prospectus.
      The number of shares of common stock shown in the table below assumes conversion of all shares of preferred stock held by such holder at the initial conversion rate of 26.1438 shares per $200 liquidation price. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the preferred stock may increase or decrease from time to time. Under the terms of the preferred stock, fractional shares will not be issued upon conversion of the preferred stock. Cash will be paid instead of fractional shares, if any. The selling securityholders may offer all, some or none of the preferred stock or common stock into which the preferred stock is convertible. Because the selling securityholders may offer all or some portion of the preferred stock or the shares of common stock issuable upon conversion of the preferred stock pursuant to this prospectus, no estimate can be given as to the amount of preferred stock or common stock that will be held by the selling securityholders upon completion of all sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their preferred stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information to us regarding their holdings.

      We have prepared this table using information furnished to us by or on behalf of the selling securityholders. We have not sought to verify such information. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part if and when necessary.

			Shares of			Common Stock
	Number of		Common			Owned Upon
	Shares of		Stock		Conversion	Completion of
	Preferred	% of	Beneficially		Shares	the Offering(1)
	Stock Beneficially	Preferred	Owned		of Common
Full Legal Name of	Owned and	Stock	Before		Stock Offered	Number of		% of
Selling Securityholder	Offered Hereby	Outstanding	Offering(2)		Hereby(3)	Shares		Class(4)

Akela Capital Master Fund, Ltd.	33,000	9.43%	0		862,745	0		*
Aloha Airlines Non-Pilots Pension Trust	365	*	0		9,542	0		*
Aloha Airlines Pilots Retirement Trust	235	*	0		6,143	0		*
Bancroft Convertible Fund, Inc.	13,000	3.71%	0		339,869	0		*
BNP Paribas Equity Strategies, SNC	16,902	4.83%	0		441,882	0		*
Boilermakers Blacksmith Pension Trust	9,285	2.65%	0		242,745	0		*
C&H Sugar Company Inc.	450	*	0		11,764	0		*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	4,833	1.38%	0		126,352	0		*
Credit Suisse First Boston LLC	47,335	13.52%	0		1,237,516	0		*
DBAG London	25,000	7.14%	0		653,595	0		*
Delta Airlines Master Trust	2,125	*	0		55,555	0		*
Duke Endowment	1,975	*	0		51,634	0		*
Ellsworth Convertible Growth and Income Fund, Inc.	10,000	2.86%	0		261,438	0		*
Hawaiian Airlines Employees Pension Plan IAM	130	*	0		3,398	0		*
Hawaiian Airlines Pension Plan for Salaried Employees	25	*	0		653	0		*
Hawaiian Airlines Pilots Retirement Plan	410	*	0		10,718	0		*
Highbridge International LLC	50,000	14.29%	0		1,307,190	0		*
ING Convertible Fund	9,500	2.71%	0		248,366	0		*
ING VP Convertible Portfolio	500	*	0		13,071	0		*
Linden Capital LP	22,500	6.43%	0		588,235	0		*
Lyxor/ Convertible Arbitrage Fund Limited	1,539	*	0		40,235	0		*
MFS Total Return, A Series of MFS Series Trust V	2,100	*	0		54,901	0		*
Pioneer High Yield Fund	60,000	17.14%	1,250,048		1,568,628	1,250,048		3.55%
Raytheon Multi Strategy Fund	1,972	*	0		51,555	0		*
Singlehedge US Convertible Arbitrage Fund	1,512	*	0		39,529	0		*
Sturgeon Limited	2,214	*	0		57,882	0		*
Sunrise Partners Limited Partnership	7,500	2.14%	0		196,078	0		*
UBS AG London Branch F/B/O USSY	10,000	2.86%	0		261,438	0		*
Vicis Capital Master Fund	50,000	14.29%	0		1,307,190	0		*
All other holders of preferred stock (and future transferees, distributees, pledgees, donees or successors of such holders)(5)	(34,407)	(9.83)%	0	(6)	(899,529)	0	(6)	*
Total(7)	350,000	100%	1,250,048		9,150,330	1,250,048		2.92%

*	Less than 1%.

(1)	Assumes the sale of all shares of preferred stock and all shares of common stock offered pursuant to this prospectus. Percentages are based on 33,689,855 shares of our common stock outstanding as of November 18, 2005.

(2)	Figures in this column are based solely on information provided to us by selling securityholders and do not include the shares of common stock issuable upon conversion of the preferred stock listed in the column entitled “Conversion Shares of Common Stock Offered Hereby.”

(3)	Represents shares of common stock into which the preferred stock is convertible and assumes the initial conversion rate of 26.1438 shares per $200 liquidation price. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the preferred stock. The number of common stock shares issuable upon conversion is subject to increase or decrease pursuant to the terms of the preferred stock.

(4)	For purposes of this calculation, the shares issuable to the specific selling securityholder upon conversion of the preferred stock have been added to the denominator, but the shares of common stock issuable to other selling securityholders upon conversion are excluded from the denominator.

(5)	Information concerning other selling securityholders will be set forth in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part if and when necessary. Totals in these columns may exceed the total number of shares of preferred stock and common stock offered by this prospectus as a result of selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their shares of preferred stock since the date on which the information in the preceding table was provided in transactions exempt from the registration requirements of the Securities Act and without informing us of such sale(s). In no event will the number of shares of preferred stock offered by this prospectus exceed 350,000. Similarly, the total number of shares issuable upon the conversion of all the preferred stock may increase or decrease due to adjustments to the conversion rate. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(6)	Assumes that all other holders of preferred stock (and future transferees, distributees, pledgees, donees or successors of such holders) do not beneficially own any shares of common stock other than the shares issuable upon conversion of the preferred stock.

(7)	Amounts may not sum due to rounding.
PLAN OF DISTRIBUTION
      The preferred stock and the underlying common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby. We will not receive any proceeds from the sale by selling securityholders of the preferred stock or the underlying common stock offered by this prospectus.
      The preferred stock and the underlying common stock may be sold directly by selling securityholders and their successors, which include their transferees, distributees, pledgees or donees or their successors or, alternatively, through underwriters, broker-dealers or agents, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      The selling securityholders may sell the securities by one or more of the following methods, without limitation:

•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges, quotation services or in the over-the-counter market;

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	cross transactions in which the same broker or dealer acts as agent on both sides of the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	through the writing of options (including the issuance of derivative securities by a selling securityholder) whether or not the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; or

•	any combination of any of these methods of sale.
The selling securityholders may also transfer the securities by gift. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We do not know of any arrangements by the selling securityholders for the sale of any of the securities.
      The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
      Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      Selling securityholders may enter into hedging or other derivative transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the preferred stock or the underlying common stock in the course of the hedging transactions they assume. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. Selling securityholders may also sell the preferred stock or the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the preferred stock or the common stock into which the preferred stock is convertible to broker-dealers that in turn may sell or otherwise transfer the pledged securities offered hereby.
      From time to time, the selling stockholders may transfer, donate, or assign some or all of their securities to lenders or others, and each of such persons will be deemed to be a “selling securityholder” for purposes of this prospectus. The number of securities beneficially owned by the selling securityholders will decrease as and when they take such actions. The plan of distribution for the selling securityholders’ shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, and other successors will be selling securityholders hereunder. The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them. If they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities under this prospectus, or under a supplement or an amendment to this prospectus amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus.
      The aggregate proceeds to the selling securityholders from the sale of the preferred stock or underlying common stock will be the purchase price of the preferred stock or common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents, to reject, in whole or in part any proposed purchase of preferred stock or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged.
      Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “SEN.” Any shares of preferred stock sold by means of this prospectus will no longer be eligible for trading in PORTAL. We do not intend to list the preferred stock for trading on any national securities exchange or for inclusion in any automated quotation system. Therefore, we cannot guarantee that any trading market will develop for the preferred stock. Even if a market does develop, the market may not be maintained.
      The preferred stock and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the preferred stock and underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
      The selling securityholders and any underwriters, brokers, dealers or agents that participate in the sale of the preferred stock and underlying common stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, fees or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. We cannot presently estimate the amount of such compensation, if any. Selling securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements.
      The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. Based on the information provided to us by the selling securityholders, we know of no existing arrangements between any selling securityholder, any other selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the securities.
      If required, the specific preferred stock or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, broker, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
      The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective controlling persons against certain liabilities, including certain liabilities under the Securities Act or contribution in connection with these liabilities.
      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the preferred stock and underlying common stock to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.
LEGAL MATTERS
      The validity of the preferred stock and the shares of our common stock issuable upon conversion of the preferred stock has been passed upon for us by Mark T. Prendeville, Deputy General Counsel of SEMCO Energy, Inc.
EXPERTS
      The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting (as restated)) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph relating to the restatement of our financial statements as described in Note 16 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings.
      This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

      For more detailed information about the securities, you can read the exhibits to the registration statement of which this prospectus is a part. Those exhibits have been either filed with the registration statement or with our other SEC filings incorporated by reference in the registration statement.
      You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. We have not, and each selling securityholder has not, authorized anyone else to provide you with different information. We are not, and each selling securityholder is not, making an offer of these securities or soliciting offers to buy these securities in any state where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of filing of that document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      Statements made in this prospectus and other documents we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including without limitation, statements about our outlook, beliefs, plans, goals, and expectations, are forward-looking statements. In addition, forward-looking statements generally can be identified by use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negatives of these terms or variations of them or similar terminology. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

•	the effects of weather and other natural phenomena;

•	the economic climate and growth in the geographical areas where we do business;

•	the capital intensive nature of our business;

•	increased competition within the energy industry as well as from alternative forms of energy;

•	the timing and extent of changes in commodity prices for natural gas and propane;

•	the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates;

•	the adequacy of authorized rates to compensate us for the cost of doing business, including the cost of capital, and the amount of any cost disallowances;

•	our ability to procure our gas supply on reasonable credit terms;

•	our ability to remain in compliance with our debt covenants and accomplish our financing objectives in a timely and cost-effective manner;

•	our ability to maintain an effective system of internal control;

•	our ability to execute our strategic plan effectively, including the ability to make acquisitions and investments on reasonable terms and any conditions imposed on those transactions by governmental and regulatory agencies;

•	our ability to conclude litigation and other dispute resolution proceedings on reasonable terms; and

•	changes in the performance of certain assets, which could impact the carrying amount of our existing goodwill.

      We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.
      For a detailed discussion of the important factors that affect us and that could cause actual results to differ from those expressed or implied by our forward-looking statements, please see “Risk Factors” above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure About Market Risk” contained in certain of the documents incorporated by reference in this prospectus.
TRADEMARKS
      SEMCO® and our “Flame Design” trademark are our registered trademarks in the United States and Canada pursuant to applicable intellectual property laws and are the property of us and our subsidiaries. This prospectus also includes trademarks, service marks and trade names of other companies. Our use or display of other companies’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, such other companies.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including us that file electronically at http://www.sec.gov. In addition, reports and other material concerning SEMCO can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with the SEC (File No. 001-15565). This permits us to disclose important information to you by referring to these filed documents. We incorporate by reference:

•	our Annual Report on Form 10-K and Form 10-K/ A for the year ended December 31, 2004, filed on March 8, 2005 and May 10, 2005, respectively;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed on May 10, 2005, August 3, 2005 and November 7, 2005, respectively;

•	our Current Reports on Form 8-K filed on January 3, 2005, January 25, 2005, February 18, 2005, March 9, 2005, March 10, 2005, March 17, 2005, March 23, 2005, March 30, 2005, April 1, 2005, April 21, 2005, May 9, 2005, June 21, 2005, July 1, 2005, August 3, 2005, August 10, 2005, September 19, 2005 and October 28, 2005.

      All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement and subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information in any of our current reports on Form 8-K furnished under “Results of Operations and Financial Condition” shall not be incorporated by reference into this prospectus.
      You may request a copy of these filings at no cost by writing or telephoning us at the following address:
SEMCO Energy, Inc.
1411 Third Street, Suite A
Port Huron, Michigan 48060
(810) 987-2200
Attn: Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the estimated expenses to be borne by SEMCO Energy, Inc. (“SEMCO” or the “Registrant”) in connection with the offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fees	$8,239
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	30,000
Printing Expenses	5,000
Transfer Agent and Registrar Fees	10,000
Rating Agency Fees	50,000
Miscellaneous Expenses	5,000

Total Estimated Fees and Expenses	$148,239

Item 15.	Indemnification of Directors and Officers
      Our bylaws provide that our directors and officers, former directors and officers, their heirs, executors and administrators are entitled to indemnification to the extent and under the circumstances permitted by Section 561, 562 and 563 of the Michigan Business Corporation Act (“MBCA”) including, where permitted and upon satisfaction of any undertaking required, advance of expenses.
      Our bylaws contain indemnification provisions concerning third party actions as well as actions in the right of SEMCO. Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of SEMCO), including any appeals, by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, member, partner, trustee, employee, fiduciary or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, against expenses (including attorneys’ fees), judgments, penalties, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our or our shareholders’ best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      With respect to derivative actions, the bylaws, through the reference to the MBCA, provide that we shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of SEMCO to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our or our shareholders’ best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable to us unless to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all relevant circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, but such indemnification is limited to reasonable expenses incurred.

      The MBCA and our bylaws provide for corporate power to purchase and maintain insurance on behalf of directors and officers (including persons acting as a director, officer, employee or agent of another business entity on behalf of the corporation) against any liability due to such status, whether or not the corporation would have power to indemnify such person against such liability. We provide such insurance.
      Our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of the director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the Michigan Business Corporation Act, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987.

Item 16.	Exhibits
      The following exhibits are filed herewith:

Exhibits			Description

3	.1+	—	Articles of Incorporation of SEMCO Energy, Inc., as restated June 25, 1999, and amendments thereto through May 28, 2004 (incorporated herein by reference from Exhibit 3.1 to SEMCO’s Form 10-Q for the quarter ended June 30, 2004, filed August 9, 2004).
3	.1.1+	—	Certificate of Designation of 5.00% Series B Convertible Cumulative Preferred Stock filed March 19, 2005 (incorporated herein by reference from Exhibit 3.1 to SEMCO’s Form 8-K filed March 17, 2005).
3	.2+	—	Bylaws of SEMCO Energy, Inc., as last revised July 28, 2005 (incorporated herein by reference from Exhibit 3.2 to SEMCO’s Form 8-K filed July 1, 2005).
4	.1+	—	Specimen of Common Stock Certificate (incorporated herein by reference from Exhibit 4.13 to SEMCO’s Registration Statement, Form S-3, No. 333-58715, filed July 8, 1998).
4	.2#	—	Specimen of Preferred Stock Certificate.
4	.3+	—	Registration Rights Agreement (incorporated herein by reference from Exhibit 10.1 to SEMCO’s Form 8-K filed March 17, 2005).
5	#	—	Opinion of Mark T. Prendeville, Deputy General Counsel of SEMCO Energy, Inc.
12	*	—	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23	.1#	—	Consent of Mark T. Prendeville (included in Exhibit 5).
23	.2*	—	Consent of PricewaterhouseCoopers LLP.
24	.1#	—	Power of Attorney (included with signature pages to the original filing of this Registration Statement on Form S-3).

24	.2#	—	Power of Attorney of John C. van Roden, Jr.

*	Included with this filing.

#	Previously filed.

+	Incorporated herein by reference.

Item 17.	Undertakings
(A) Undertakings in effect prior to December 1, 2005:
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Undertakings to be in effect on and after December 1, 2005:
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SEMCO Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Port Huron, State of Michigan, on the 21st day of November, 2005.

SEMCO ENERGY, INC.

By:	/s/ Michael V. Palmeri

Michael V. Palmeri
Senior Vice President, Chief Financial Officer and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George A. Schreiber, Jr.* George A. Schreiber, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2005

/s/ Michael V. Palmeri Michael V. Palmeri	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 21, 2005

/s/ John M. Albertine* John M. Albertine	Chairman and Director	November 21, 2005

/s/ John T. Ferris* John T. Ferris	Director	November 21, 2005

/s/ Harvey I. Klein* Harvey I. Klein	Director	November 21, 2005

/s/ Paul F. Naughton* Paul F. Naughton	Director	November 21, 2005

/s/ Edwina Rogers* Edwina Rogers	Director	November 21, 2005

Signature	Title	Date

/s/ Ben A. Stevens* Ben A. Stevens	Director	November 21, 2005

/s/ Donald W. Thomason* Donald W. Thomason	Director	November 21, 2005

/s/ John C. van Roden, Jr.* John C. van Roden, Jr.	Director	November 21, 2005

*/s/ Michael V. Palmeri ---------------------------------------- Michael V. Palmeri, Attorney-In-Fact

INDEX TO EXHIBITS

Exhibits			Description

3	.1+	—	Articles of Incorporation of SEMCO Energy, Inc., as restated June 25, 1999, and amendments thereto through May 28, 2004 (incorporated herein by reference from Exhibit 3.1 to SEMCO’s Form 10-Q for the quarter ended June 30, 2004, filed August 9, 2004).
3	.1.1+	—	Certificate of Designation of 5.00% Series B Convertible Cumulative Preferred Stock filed March 19, 2005 (incorporated herein by reference from Exhibit 3.1 to SEMCO’s Form 8-K filed March 17, 2005).
3	.2+	—	Bylaws of SEMCO Energy, Inc., as last revised June 28, 2005 (incorporated herein by reference from Exhibit 3.2 to SEMCO’s Form 8-K, filed July 1, 2005.
4	.1+	—	Specimen of Common Stock Certificate (incorporated herein by reference from Exhibit 4.13 to SEMCO’s Registration Statement, Form S-3, No. 333-58715, filed July 8, 1998).
4	.2#	—	Specimen of Preferred Stock Certificate.
4	.3+	—	Registration Rights Agreement (incorporated herein by reference from Exhibit 10.1 to SEMCO’s Form 8-K filed March 17, 2005).
5	#	—	Opinion of Mark T. Prendeville, Deputy General Counsel of SEMCO Energy, Inc.
12	*	—	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23	.1#	—	Consent of Mark T. Prendeville (included in Exhibit 5).
23	.2*	—	Consent of PricewaterhouseCoopers LLP.
24	.1#	—	Power of Attorney (included with signature pages to the original filing of this Registration Statement on Form S-3).

24	.2#	—	Power of Attorney of John C. van Roden, Jr.

*	Included with this filing.

#	Previously filed.

+	Incorporated herein by reference.